UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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GREAT WOLF RESORTS, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2010

We cordially invite you to attend our annual meeting of stockholders to be held at the Hilton Chicago O’Hare Airport, Chicago, Illinois, on Tuesday, June 8, 2010 at 10:00 a.m., Central Time. At this meeting, you and our other stockholders will be able to vote on the following:

1. The election of all six directors to serve on our Board of Directors until our annual meeting of stockholders in 2011, or until their successors have been duly elected and qualified;

2. The ratification of the appointment of Grant Thornton LLP as independent auditors of Great Wolf Resorts, Inc. for the fiscal year ending December 31, 2010, and

3. Any other business that may properly come before our annual meeting, including any adjournments or postponements of our annual meeting.

Only stockholders of record at the close of business on Thursday, April 22, 2010 will be entitled to vote at our annual meeting or any adjournment of our annual meeting.

All company stockholders are cordially invited to attend the meeting in person. Your vote is very important. Whether or not you attend the meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the proxy card in the postage-paid envelope provided. You retain the right to revoke the proxy at any time before it is actually voted by delivering notice of such revocation to the Secretary of the company at the annual meeting or by filing with the Secretary of the company either notice of revocation or a duly executed proxy bearing a later date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2010.

Our proxy statement and the proxy card for our 2010 Annual Meeting of Stockholders are available on our Web site at www.greatwolf.com. Information on our Web site, other than this proxy statement and the proxy card, is not a part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS:

J. MICHAEL SCHROEDER, Secretary

Madison, Wisconsin
April 29, 2010

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2010

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy for use at our annual meeting of stockholders to be held at the Hilton Chicago O’Hare Airport, Chicago, Illinois, on Tuesday, June 8, 2010 at 10:00 a.m., Central Time, and at any adjournments of our annual meeting. You are invited to attend our annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to instruct another person to vote your shares on your behalf at our annual meeting. For this purpose, we enclose one blank proxy card for your use.

The mailing address of our principal executive offices is 122 West Washington Avenue, Madison, Wisconsin 53703.

This proxy statement and the accompanying proxy card and Notice of Annual Meeting are being mailed to our stockholders on or about May 3, 2010.

Purposes of Our Annual Meeting

The purposes of our annual meeting are (1) to elect six directors to serve on our Board of Directors, (2) to ratify the appointment of Grant Thornton LLP as independent auditors of Great Wolf Resorts, Inc. for the fiscal year ending December 31, 2010, and (3) to transact any other business that may properly come before our annual meeting and any adjournments of our annual meeting. We know of no matters, other than the election of directors and ratification of the appointment of our auditors to be brought before our annual meeting.

This Proxy Solicitation

There are two parts to this proxy solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you information that you may find useful in deciding how to vote.

Proxies are being solicited by and on behalf of our Board of Directors, and the solicitation of proxies is being made primarily by the use of the mails. We will bear the cost of preparing and mailing this proxy statement and the accompanying material and the cost of any supplementary solicitations which may be made by mail, telephone or personally by our officers and employees, who will not be additionally compensated for their activities. We have retained Registrar and Transfer Company to provide administrative and record-keeping assistance in the solicitation of proxies.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from anyone to whom it is unlawful to make such proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

VOTING

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

Our Board of Directors has fixed the close of business on Thursday, April 22, 2010, as the record date for determining which of our stockholders are entitled to receive notice of, and to vote at, our annual meeting. You will be entitled to notice of, and to vote at, our annual meeting and any adjournments of our annual meeting, only if you were a stockholder of record at the close of business on the record date. At the close of business on our record date of April 22, 2010, we had issued and outstanding 32,320,045 shares of our common stock, which are entitled to vote at our annual meeting. See “Required Votes.”

How to Vote Your Shares and How to Revoke Your Proxy

How to Vote.  You may vote your shares at our annual meeting in person, or if you cannot attend our annual meeting in person or you wish to have your shares voted by proxy even if you do attend our annual meeting, you may vote by duly authorized proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card.

By completing and returning the proxy card and by following the specific instructions on the card, you will direct the designated persons (known as “proxies”) to vote your shares at our annual meeting in accordance with your instructions. Our Board of Directors has appointed James A. Calder and J. Michael Schroeder to serve as the proxies for our annual meeting.

Your proxy card will be valid only if you sign, date and return it before our annual meeting. If you complete the entire proxy, then the designated proxies will vote your shares “FOR” the election of the six nominees for directors or will withhold your vote for one or more nominees if you so specify. If a nominee for election to our Board of Directors is unable to serve — which we do not anticipate — or if any other matters are properly raised at the annual meeting, then either Messrs. Calder or Schroeder as the designated proxies will vote your shares in accordance with his best judgment.

Even if you plan to attend our annual meeting, we ask you to vote, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in the name of a broker or other intermediary, you may vote and revoke a previously submitted vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).

How to Revoke a Proxy.  If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our annual meeting by any of the following actions:

•	by notifying our Secretary in writing at or before the annual meeting that you would like to revoke your proxy,

•	by completing a proxy with a later date and by returning it to us at or before the annual meeting, or

•	by attending our annual meeting and voting in person. (Note, however, that your attendance at our annual meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in-person at our annual meeting to revoke an earlier proxy.)

If you choose either of the first two means to revoke your proxy, you must submit either your notice of revocation or your new proxy card by mail to us at our principal executive offices located at 122 West Washington Avenue, Madison, Wisconsin 53703, Attention: Corporate Secretary.

Required Votes

Voting Rights.  You are entitled to one vote for each share of our common stock that you hold. Cumulative voting of our shares is not allowed.

Quorum Requirements.  Under Delaware law and our bylaws, a majority of votes entitled to be cast at the annual meeting, represented in person at the annual meeting or by proxy, will constitute a quorum for the consideration of the election of the nominees for directors and for each matter to properly come before our annual meeting.

Vote Required.  For election of directors, the six nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality. For all other matters, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required.

Abstentions and Broker Non-Votes.  Abstentions will not be counted “for” or “against” proposals, but will be counted for the purpose of determining the existence of a quorum.

Under applicable NASDAQ Global Market (the exchange on which our common stock is traded), or NASDAQ, rules, brokers holding shares for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. If you do not provide your broker with specific instructions regarding how to vote your shares, your broker still has authority to vote your shares on certain “routine” matters. Under NASDAQ’s rules, however, brokers do not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” “Broker non-votes” will not be counted “for” or “against” a proposal, but will be counted only for the purpose of determining the existence of a quorum.

Because the election of directors is a “routine” matter for which specific instructions from beneficial owners are not required under NASDAQ’s rules, no “broker non-votes” will arise in the context of voting for the nominees for directors.

If you do not vote your shares, your brokerage firm may either (1) vote your shares on routine matters, if any, or (2) leave your shares unvoted.

To be certain that your shares are voted at our annual meeting, we encourage you to provide instructions to your brokerage firm by signing and returning the enclosed proxy card.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Director Nominees

At our annual meeting, our stockholders will vote on the election of six directors.

Our Nominating and Corporate Governance Committee has recommended to our Board of Directors as nominees, and our Board of Directors has nominated, Joseph Vittoria, Kim Schaefer, Elan Blutinger, Randy Churchey, Edward Rensi and Howard Silver for election to our Board of Directors. If elected, all of these individuals will serve as directors for a one-year term that will expire at our annual meeting of stockholders in 2011, or when their successors are duly elected and qualified. You will find below a brief biography of each nominee. See also “Ownership of Our Common Stock” on page 12 for information on their holdings of our common stock.

The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the company’s strategy and operations. Also, the Nominating and Corporate Governance Committee believes that each of the nominees has other key attributes that are important to an effective Board of Directors: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board of Directors and its committees. The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the composition of the Board of Directors and believes that, as a group, the nominees for the Board of Directors bring a diverse range of perspectives to the Board of Directors’ deliberations.

In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Experience of Nominees for Election as Directors (Terms to Expire 2011)

JOSEPH V. VITTORIA, age 74	Mr. Vittoria has served as Chairman of the Board and a director of our company since 2006. Mr. Vittoria is the retired chairman and chief executive officer of Travel Services International, a company he founded and took public in July 1997 and later sold to a large British tour operator. In 1982, he joined Avis, Inc., as chief operating officer, and later was named chairman and chief executive officer. His success at Avis led to his selection as the salaried and management representative to the board of United Airlines in 1994 when it created its ESOP. He now is Chairman and CEO of Puradyn Filter Technologies, Inc. and a member of the boards of Vectrix, Inc. Active in community-enhancement programs, Vittoria served as a director of the National Crime Prevention Counsel in Washington, D.C. He later served on President Reagan’s Child Safety Partnership in recognition of his efforts on behalf of missing children. He also is a former member of the Board of Directors of the National Center for Disability Services. A 40-year travel industry veteran, Mr. Vittoria was elected to the Travel Industry Association Hall of Leaders in 2000. He holds a B.S. in civil engineering from Yale University and an M.B.A. from Columbia University. Mr. Vittoria currently serves as one of our independent directors and as a member of our Audit, Compensation and Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee concluded that Mr. Vittoria should continue to serve as a director, in part, because of his extensive experience in the travel industry.

Committees: Audit; Compensation; Nominating and Corporate Governance

KIMBERLY K. SCHAEFER, age 44	Ms. Schaefer has served as our Chief Executive Officer since January 2009, and was elected to our Board of Directors in February 2009. She previously served as our Chief Operating Officer since 2005, and also our Chief Brand Officer since we commenced operations in 2004. From 1997 until completion of the our initial public offering (IPO) in December 2004, Ms. Schaefer served as Senior Vice President of Operations of The Great Lakes Companies, Inc. and its predecessor companies. At Great Lakes, Ms. Schaefer was involved in site selection and brand development and oversaw all resort operations. Ms. Schaefer has over 20 years of hospitality experience and holds a Bachelor of Science degree in Accounting from Edgewood College in Madison, Wisconsin. Ms. Schaefer sits on the advisory board for Edgewood College Business School. Ms. Schaefer is a certified public accountant.

The Nominating and Corporate Governance Committee concluded that Ms. Schaefer should continue to serve as a director, in part, because of her previous experience in operations and as chief executive of the company and the knowledge she has acquired from years of involvement with the company since its inception.

Committees: None

ELAN BLUTINGER, age 54	Mr. Blutinger has been a managing director of Alpine Consolidated, LLC, a merchant bank specializing in consolidating fragmented industries, since 1996. Mr. Blutinger serves as a director of AudioNow and Vacanza Technology. Mr. Blutinger served as a director of Hotels.com, from 2001 to 2003. Mr. Blutinger was a founder and director of Resortquest International, a public company, from 1997 to 2003, a founder and director of Travel Services International, a public company, from 1996 to 2001, and a director of Online Travel Services (UK), a public company from 2000 to 2004. Mr. Blutinger is chairman of the board of trustees of the Washington International School in Washington, D.C. He holds B.A. and J.D. degrees from American University and an M.A. degree from the University of California at Berkeley. Mr. Blutinger currently serves as one of our independent directors and as chair of our Nominating and Corporate Governance Committee. Mr. Blutinger has been a director of our company since 2004.

The Nominating and Corporate Governance Committee concluded that Mr. Blutinger should continue to serve as a director, in part, because of his extensive experience in the travel industry and his knowledge of corporate governance.

Committees: Nominating and Corporate Governance (Chairman)

RANDY L. CHURCHEY, age 49	Mr. Churchey was Interim Chief Executive Office of our company from May 2008 until December 2008. He has continued his responsibilities as one of our directors, and has served in this capacity since we commenced operations in 2004. In January 2010, Mr. Churchey because President, CEO and Director of Education Realty Trust. Mr. Churchey is also co-chairman of the board of MCR Development, LLC, a private hotel construction and management company. He was President and Chief Executive Officer of Golden Gate National Senior Care (the successor to Beverly Enterprises), from March 2006 to September 2007. Mr. Churchey served as President and Chief Operating Office of RFS Hotel Investors, Inc., a NYSE-listed hotel real estate investment trust, from 1999 to 2003. Mr. Churchey served as a director of RFS from 2000 through 2003. From 1997 to 1999, he was Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a NYSE-listed hotel real estate investment trust. For nearly 15 years prior to joining FelCor, Mr. Churchey held various positions in the audit practice of Coopers & Lybrand, LLP. Mr. Churchey holds a B.S. degree in accounting from the University of Alabama and is a Certified Public Accountant. Mr. Churchey currently serves as one of our independent directors and is a member of our Audit and Nominating and Corporate Governance committees. Mr. Churchey has been a director of our company since 2004.

The Nominating and Corporate Governance Committee concluded that Mr. Churchey should continue to serve as a director, in part, because of his extensive experience in the real estate and hospitality industries, his understanding of corporate finance, and his prior experience as the company’s Interim Chief Executive Officer.

COMMITTEES: AUDIT; NOMINATING AND CORPORATE GOVERNANCE

EDWARD H. RENSI, age 65	Mr. Rensi spent 33 years at McDonald’s, where he rose from grill man up through the management ranks to positions of increasing scope and responsibility, as regional vice president, senior vice president operations and training, senior executive vice president, chief operating officer of McDonald’s World Wide, and, from 1984 to 1998, president and CEO of McDonald’s USA. Following his retirement from McDonald’s in 1998, Mr. Rensi began a second career as chairman and CEO of Team Rensi Motorsports. Mr. Rensi has been actively involved in numerous charity initiatives throughout his career. In 1998, President Ronald Reagan honored Rensi with the President’s Volunteer Aware, which recognized his body of charitable work, including co-founding the world-famous Ronald McDonald House and serving as chairman of the Ronald McDonald Children’s Charities. Mr. Rensi’s volunteer work for numerous educational charities was cited in 1997 when he was chosen Italian-American Man of the Year. Mr. Rensi graduated from The Ohio State University with a degree in business education. He serves on the boards of directors of Snap On Tools and International Speedway Corporation (ISC). He also serves on the Compensation Committees for the ISC and Snap On boards. Mr. Rensi currently serves as one of our independent directors and as the chairman of our Compensation Committee. Mr. Rensi has been a director of our company since 2006.

The Nominating and Corporate Governance Committee concluded that Mr. Rensi should continue to serve as a director, in part, because of his extensive experience in operations with consumer-oriented companies and brands.

Committees: Compensation (Chairman)

HOWARD A. SILVER, age 55	Mr. Silver was the president and chief executive officer of Equity Inns, Inc., a public, self-advised hotel real estate investment trust, until its sale to Whitehall Global Real Estate Funds in October 2007. Mr. Silver joined Equity Inns in 1994 and served in various capacities including: executive vice president of finance, secretary, treasurer, chief financial officer and chief operating officer. Mr. Silver is a certified public accountant. Mr. Silver is a director of Capital Lease Funding, Inc., a public triple net lease real estate investment trust, and serves on its audit committee as chairman, as well as serving on the nomination and investment committees and is also lead independent director. Mr. Silver is also a director of Education Realty Trust, a student housing real estate investment trust, and serves on its compensation and nominating and corporate governance committees. Mr. Silver currently serves as one of our independent directors and as chair of our Audit Committee and as a member of our Compensation Committee. Mr. Silver has been a director of our company since 2004.

The Nominating and Corporate Governance Committee concluded that Mr. Silver should continue to serve as a director, in part, because of his extensive experience in the real estate and hospitality industries and his understanding of corporate finance.

Committees: Audit (Chairman); Compensation
If any nominee becomes unavailable or unwilling to serve as a director for any reason, the persons named as proxies on the proxy card are expected to consult with our management in voting the shares represented by them and will vote in favor of any substitute nominee or nominees approved by our Board of Directors. Our Board of Directors has no reason to doubt the availability of any of the nominees for director. Each of the nominees has expressed his or her willingness to serve as a director if elected by our stockholders at our annual meeting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Grant Thornton LLP (“GT”) as independent auditors to audit our financial statements for the year ending December 31, 2010, and has further directed that management submit the selection of independent public accountants for certification by the stockholders at the annual meeting. Representatives of GT are expected to be available during the annual meeting to respond to stockholders’ questions and to make a statement should they desire to do so.

Stockholder ratification of the selection of GT as our independent auditors is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of GT to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

The ratification of the appointment of GT as independent public accountants requires the approval of a majority of the votes cast by holders of our shares. Shares may be voted for or withheld from this matter. Shares that are withheld and broker non-votes will have no effect on this matter because ratification of the appointment of GT requires a majority of the shares cast.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS FOR GREAT WOLF RESORTS, INC.

OUR BOARD OF DIRECTORS

Each director serves a one-year term and is subject to annual re-election. Our Board of Directors nominees consist of six directors, five of whom are independent as determined by our Board of Directors under the rules promulgated by the Securities and Exchange Commission, or SEC, and NASDAQ listing standards. At our annual meeting, as discussed above, our stockholders will vote on the six nominees for director.

Board of Directors Leadership Structure

The company’s Chief Executive Officer is a member of the Board of Directors; however, the Board’s governance structure currently separates the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors serves a vital role in the oversight of the company’s management team, and believes that the Board of Directors is more effective in that role when led by an independent Chairman. The Board of Directors also believes this structure allows the Chief Executive Officer to focus more on managing the company’s business operations while the Chairman leads the Board of Directors in fulfilling its corporate governance and oversight responsibilities while remaining independent of daily operations.

Board of Directors Role in Risk Oversight

The company’s management is responsible for the day-to-day management of risks that the company faces, and the Board of Directors is responsible for the oversight of management’s risk management processes. As part of fulfilling its oversight responsibilities in relation to the risk management process of the company, the Board of

Directors is responsible for overseeing management’s identification of and planning for the material risks, including credit, liquidity, and operational risks, that are derived from the company’s business activities.

The Board’s committees assist the Board of Directors in fulfilling its oversight responsibilities for certain risks. The Audit Committee assists the Board of Directors by providing oversight of the management of risks in the specific areas of financial reporting, internal control, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities for the management of risks arising from the company’s compensation policies. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities for the management of risks related to Board of Directors membership, structure, and succession.

The Board of Directors also believes that full and open communication with management is essential for effective risk management oversight. Senior management members attend Board of Directors and Committee meetings and provide presentations on business operations, financial results, and strategic matters.

CORPORATE GOVERNANCE

Independence of Our Board of Directors

Rules promulgated by the SEC and the listing standards of NASDAQ require that a majority of our directors be independent directors. Our Board of Directors has adopted as categorical standards NASDAQ independence standards to provide a baseline for determining independence. Under these criteria, our Board of Directors has determined that the following members of our Board of Directors are independent: Messrs. Vittoria, Blutinger, Churchey, Rensi and Silver.

Committees and Meetings of Our Board of Directors

Board Meetings.  We operate under the general management of our Board of Directors as required by our bylaws and the laws of Delaware, our state of incorporation. Our Board of Directors held eight meetings during 2009. Each director nominated for election here in 2010 attended at least 91% of the total number of those meetings of the Board of Directors and of any committee of which he or she was a member. While our Board of Directors has not adopted a mandatory attendance policy for our annual meetings, directors are encouraged to attend. In 2009, all of our current directors attended our annual meeting.

Executive Sessions of Our Non-Management Directors.  The non-management directors of our Board of Directors met in regularly scheduled executive sessions that excluded members of the management team at every Board of Directors meeting held in 2009. At each meeting, the non-management directors determined who presided over the meeting’s agenda and related discussion topics. Stockholders and other interested persons may contact our non-management directors in writing by mail c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, Wisconsin 53703, Attn: Non-Management Directors. All such letters will be forwarded to our non-management directors.

Audit Committee.  Our Board of Directors has established an Audit Committee, currently consisting of Messrs. Churchey, Silver and Vittoria, with Mr. Silver serving as its chairman. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, and under the listing standards of NASDAQ. Our Board of Directors has also determined that Mr. Silver “audit committee financial expert” within the meaning of SEC rules. Our Audit Committee operates under a written charter adopted by our Board of Directors. A copy of this charter is available on our Web site under “Investor Relations” at greatwolf.com. Among other duties, this committee:

•	reviews and discusses with management and our independent registered public accounting firm our financial reports, financial statements and other financial information;

•	makes decisions concerning the appointment, retention, compensation, evaluation and dismissal of our independent registered public accounting firm;

•	reviews with our independent registered public accounting firm the scope and results of the audit engagement;

•	approves all professional services provided by our independent registered public accounting firm;

•	reviews the experience, performance and independence of our independent registered public accounting firm;

•	considers appropriateness of the audit and non-audit fees;

•	reviews the adequacy of our internal accounting and financial controls; and

•	reviews any significant disagreements among the company’s management and our independent registered public accounting firm in connection with preparation of our company’s financial statements.

Our Audit Committee met five times in 2009. For more information, please see “Report of our Audit Committee” on page 42.

Compensation Committee.  Our Board of Directors has also established a Compensation Committee, currently consisting of Messrs. Rensi, Silver and Vittoria, with Mr. Rensi serving as its chairman. Our Board of Directors has determined that each of the Compensation Committee members is independent, as that term is defined by NASDAQ. The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of this charter is available on our Web site under “Investor Relations” at greatwolf.com. Among other duties, this committee:

•	determines our executive officers’ and Board members’ compensation;

•	establishes salaries of and awards of performance-based bonuses to our executive officers; and

•	determines awards of equity instruments to our officers and employees.

The Compensation Committee met five times in 2009. For more information, please see “Report of the Compensation Committee” on page 15.

Nominating and Corporate Governance Committee.  Our Board of Directors has also established a Nominating and Corporate Governance Committee, currently consisting of Messrs. Blutinger, Churchey and Vittoria, with Mr. Blutinger serving as its chairman. Our Board of Directors has determined that each of the Nominating and Corporate Governance Committee members is independent, as that term is defined by NASDAQ. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter is available on our Web site under “Investor Relations” at greatwolf.com. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our candidates for service on our Board of Directors;

•	oversees the composition of our Board of Directors and its committees and makes recommendations to our Board of Directors for appropriate changes;

•	advises and makes recommendations to our Board of Directors on matters concerning corporate governance; and

•	oversees an annual self-evaluation of our Board of Directors.

The Nominating and Corporate Governance Committee met three times in 2009.

The Nominating and Corporate Governance Committee has established a mandatory director education program, adopted a policy that our governance practices will meet or exceed those required by NASDAQ, developed a process for CEO evaluation, and assisted in self-evaluations of the Board of Directors and each of its committees. The Nominating and Corporate Governance Committee also has instituted an annual review of the charters of each of the committees of the Board of Directors to ensure that each reflects best practices.

Other Committees.  From time to time, our Board of Directors may form other committees as circumstances warrant. Those committees will have such authority and responsibility as delegated to them by our Board of Directors and consistent with Delaware law.

Availability of Corporate Governance Materials.  Stockholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our Web site under “Investor Relations” at greatwolf.com.

Director Nominations

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee performs the functions of a nominating committee. The Nominating and Corporate Governance Committee Charter describes the committee’s responsibilities, including identifying, screening and recommending director candidates for nomination by our Board of Directors.

Director Candidate Recommendations and Nominations by Stockholders.  The committee will consider director candidate recommendations by stockholders. Stockholders should submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications With Our Board” below. In addition, any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to the Board of Directors if such stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2011 Proxy Materials or Annual Meeting” below.

Process For Identifying and Evaluating Director Candidates.  The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board of Directors members, the projected long-term oversight, strategic, financial and industry needs of the company, as well as the composition of the Board of Directors as a whole. Directors are also considered in light of their past history and actual experience creating shareholder value in previous companies. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs.

Communications with Our Board

Our Board of Directors has approved unanimously a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to the Nominating and Corporate Governance Committee or to specified individual directors in writing c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, Wisconsin 53703, Attn: Corporate Secretary. All such letters will be forwarded to our Board of Directors, the Nominating and Corporate Governance Committee or any such specified individual directors.

OUR EXECUTIVE OFFICERS

Ms. Schaefer is an executive officer and director and her biographical information is set forth under “The Election of Directors.” The names, positions, business experience, terms of office and ages of our other executive officers are as follows:

TIMOTHY D. BLACK, age 44	Mr. Black has served as Executive Vice President of Operations since January 2009. Mr. Black previously served as our Senior Vice President of Operations since June 2008, and as our Regional Vice President of Operations from December 2005 through June 2008. From October 2004 through December 2005, Mr. Black served as the General Manager of our Great Wolf Lodge resort located in Lake Delton, Wisconsin. Prior to that, Mr. Black spent eighteen years at Six

Flags Theme Park in various Senior Management positions, serving most recently as Vice President and General Manager of Six Flags Great America from August 2003 through October 2004.

JAMES A. CALDER, age 47	Mr. Calder has served as our Chief Financial Officer since we commenced operations in May 2004. From 1997 to 2004, Mr. Calder served in a number of management positions with Interstate Hotels & Resorts, Inc., a public company, and its predecessor company, serving most recently as chief financial officer. Additionally, from 2001 to 2002, Mr. Calder served as chief accounting officer of MeriStar Hospitality Corporation, a public company. Mr. Calder holds a B.S. degree in Accounting from The Pennsylvania State University. Mr. Calder is a certified public accountant and is president and treasurer of the Thomas W. Hetrick Memorial Scholarship Fund, a private, non-profit organization, and is treasurer of Harvest Resources Associates, LLC, a private organization.

ALEXANDER P. LOMBARDO, age 41	Mr. Lombardo has served as our Treasurer since 2004. From 1998 to 2004, Mr. Lombardo served in a number of positions with Interstate Hotels & Resorts, Inc., a public company, and its predecessor company, serving most recently as vice president of finance. Additionally, from 1998 to 2002, Mr. Lombardo served in a number of positions with MeriStar Hospitality Corporation, a public company, serving most recently as assistant treasurer. From 1996 to 1998, Mr. Lombardo served as cash manager of ICF Kaiser International, Inc., a public company. Mr. Lombardo holds a B.B.A. degree from James Madison University.

J. MICHAEL SCHROEDER, age 42	Mr. Schroeder has served as our General Counsel and Corporate Secretary since we commenced operations in May 2004. From 1999 until 2004, Mr. Schroeder served in several senior management positions for The Great Lakes Companies, Inc., most recently as Senior Vice President and General Counsel. From 1993 to 1999, Mr. Schroeder was associated with several law firms in New York, New York and Greenwich, Connecticut, where he specialized in real estate, real estate finance and corporate law, with a focus on the hospitality industry. Mr. Schroeder holds a J.D. degree from Duke University School of Law and a B.S. degree in Finance from the University of Colorado.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors, executive officers and any persons beneficially owning more than 10% of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2009.

Based solely upon our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2009.

OWNERSHIP OF OUR COMMON STOCK

We summarize below the beneficial ownership of our common stock, as of March 5, 2010, except where noted, by (1) each person or group known by us to beneficially own more than five percent (5%) of our company’s common stock, (2) each of our directors and nominees for election to the Board of Directors, (3) each of our named executive officers and (4) all of our directors and our executive officers as a group. A person generally “beneficially owns” shares if he or she, directly or indirectly, has or shares either the right to vote those shares or dispose of them. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

The number of shares beneficially owned by each person or group includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 5, 2010, including, but not limited to, upon the exercise of options or the vesting of restricted stock. References to options in the footnotes of the table below include only options to purchase shares that were exercisable on or within 60 days after March 5, 2010.

For each individual and group included in the table below, percentage ownership is calculated by dividing (a) the number of shares beneficially owned by such person or group by (b) the sum of the shares of common stock outstanding on March 5, 2010 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 5, 2010. Unless otherwise indicated in the accompanying footnotes, all of the shares of our common stock listed below are owned directly, and the indicated person has sole voting and investment power. The address for each individual listed below is: c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, WI 53703.

Name of Beneficial Owner	Shares Beneficially Owned
Officers and Directors	Number		Percentage

Joseph V. Vittoria	52,499	(1)	*
Kimberly K. Schaefer	1,078,683	(2)	3.3
Elan Blutinger	57,957	(3)	*
Randy L. Churchey	109,367	(4)	*
Edward H. Rensi	45,785	(1)	*
Howard A. Silver	59,592	(3)	*
Timothy D. Black	45,474	(5)	*
James A. Calder	317,579	(6)	1.0
Alexander P. Lombardo	75,431	(7)	*
J. Michael Schroeder	96,818	(8)	*
All directors and executive officers as a group (9 persons)	1,939,185		6.0
Beneficial Holders in Excess of 5%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	4,763,104	(9)	14.7%
AXA Financial, Inc 1290 Avenue of the Americas New York, NY 10104	3,144,894	(10)	9.7%
Baron Capital Group, Inc. 767 Fifth Avenue, 49th Floor New York, NY 10153	3,060,000	(11)	9.5%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,630,979	(12)	8.1%
Prescott Group Capital Management, LLC 1924 South Utica, Suite 1120 Tulsa OK 74104	2,036,634	(13)	6.3%

*	Less than one percent of the outstanding shares of common stock.

(1)	Includes (a) 7,500 shares issuable upon the exercise of vested options granted under Great Wolf Resorts’ 2004 Incentive Stock Plan and (b) 23,111 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(2)	Includes (a) 33,009 shares held jointly with Ms. Schaefer’s spouse, (b) 100,000 shares issuable upon the exercise of vested options granted under Great Wolf Resorts’ 2004 Incentive Stock Plan and (c) 354,131 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(3)	Includes (a) 12,500 shares issuable upon the exercise of vested options granted under Great Wolf Resorts’ 2004 Incentive Stock Plan and (b) 23,111 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(4)	Includes (a) 12,500 shares issuable upon the exercise of vested options granted under Great Wolf Resorts’ 2004 Incentive Stock Plan and (b) 19,632 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(5)	Includes (a) 1,000 shares issuable upon the exercise of vested options granted under Great Wolf Resorts’ 2004 Incentive Stock Plan and (b) 36,000 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(6)	Includes (a) 100,000 shares issuable upon the exercise of vested options granted under Great Wolf Resorts’ 2004 Incentive Stock Plan and (b) 129,067 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan. In addition, Great Wolf Resorts’ deferred compensation plan holds 11,765 shares to pay obligations owed to Mr. Calder pursuant to that plan.

(7)	Includes (a) 40,000 shares issuable upon the exercise of vested options granted under Great Wolf Resorts’ 2004 Incentive Stock Plan and (b) 27,500 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(8)	Includes (a) 75,000 shares issuable upon the exercise of vested options granted under Great Wolf Resorts’ 2004 Incentive Stock Plan and (b) 20,000 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(9)	Based solely upon information provided in a Schedule 13-G filed with the SEC on January 22, 2010. Wells Fargo & Company owns beneficially in the aggregate 4,763,104 shares of common stock, of which it has sole voting and dispositive power with respect to 3,240,310 and 4,763,104, respectively.

(10)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 12, 2010. AXA Financial, Inc owns beneficially in the aggregate 3,144,894 shares of common stock, of which it has sole voting and dispositive power with respect to 2,850,844 and 3,144,894, respectively.

(11)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 3, 2010. Baron Capital Group, Inc. (“BCG”) owns beneficially in the aggregate 3,060,000 shares of common stock, of which it has sole voting and dispositive power with respect to none of such shares and shared voting and dispositive power over 3,060,000 shares. BCG is a parent holding company of BAMCO, Inc. (“BAMCO”), a registered investment advisor. Ronald Baron (“Baron”) owns a controlling interest in BCG. BAMCO and Baron beneficially own 3,060,000 and 3,060,000, respectively, shares of common stock, of which they have sole voting and dispositive power with respect to none of such shares and shared voting power and dispositive power of 3,060,000 shares.

(12)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 8, 2010. Dimensional Fund Advisors LP owns beneficially in the aggregate 2,630,979 shares of common stock, of which it has sole voting and dispositive power with respect to 2,588,199 and 2,630,979, respectively.

(13)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 12, 2010. Prescott Group Capital Management, LLC owns beneficially in the aggregate 2,036,634 shares of common stock, of which it has sole voting and dispositive power with respect to 2,036,634.

Equity Compensation Plan Information

This table provides certain information as of December 31, 2009 with respect to our equity compensation plans approved and not approved by stockholders:

				(c)
				Number of Securities
				Remaining Available for
	(a)		(b)	Future Issuance Under
	Number of Securities		Weighted-Average	Equity Compensation
	to be Issued upon Exercise		Exercise Price of	Plans (Excluding
	of Outstanding Options,		Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	1,704,793	(1)	$17.53	1,140,463
Equity compensation plans not approved by security holders	0		N/A	0
Total	1,704,793		$17.53	1,140,463

(1)	This amount consists of:

•	453,500 shares of our common stock issuable upon the exercise of outstanding stock options.

•	483,468 restricted shares of our common stock that have been granted but not yet earned as of December 31, 2009. The number of shares, if any, to be issued pursuant to these grants will be determined by the grant recipient providing future services to us over the vesting period of the grant. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•	767,825 shares of our common stock issuable pursuant to outstanding market condition and performance condition share awards that have been granted but not yet earned as of December 31, 2009. The number of shares, if any, to be issued pursuant to these awards will be determined based on (a) our common stock’s performance in 2009 relative to the total return of a relevant stock index, (b) the award recipient achieving certain individual and/or performance goals in 2009, as determined by our Compensation Committee, (c) our common stock’s performance in the three year period 2007-2009 relative to the total return of a relevant stock index, and (d) our common stock’s absolute performance in the three-year period 2007-2009. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

Our 2004 Incentive Stock Plan authorizes us to grant up to 3,380,740 incentive and/or nonqualified stock options, stock appreciation rights or shares of our common stock to our employees and directors.

RELATED PERSON TRANSACTIONS

In accordance with our Code of Business Conduct and Ethics, all related party transactions known to us are subject to review and approval of our Audit Committee. Since January 1, 2009, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below:

•	We rent office space for our headquarters location in Madison, Wisconsin from a company that is an affiliate of Steven Hovde, who was a member of our Board of Directors through April 23, 2009 and a principal of Hovde Capital Advisors, LLC, a holder of more than 5% of our common stock through May 27, 2009. For 2009, our total payments for rent and related expenses for this office space were approximately $353,000.

EXECUTIVE AND DIRECTOR COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, on behalf of and in certain instances subject to the approval of the Board of Directors, reviews and approves compensation programs for certain senior officer positions. In this context, the committee reviewed and discussed with our company’s management the “Compensation Discussion and Analysis” and included in this proxy statement. Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K for its 2009 fiscal year.

The Compensation Committee:
Ed Rensi (Chairman)
Howard Silver
Joseph Vittoria

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee oversees our compensation program for our senior executives, including our Named Executive Officers (NEOs), including:

•	Establishing and administering compensation policies,

•	Setting base salaries and awarding performance-based cash bonuses,

•	Determining grants of equity awards under our equity award plan, and

•	Reviewing the performance and development of senior executives.

From time to time, the Compensation Committee may retain compensation consultants to assist with, among other things:

•	Structuring our various compensation programs;

•	Determining appropriate levels of salary, bonus and other awards payable to our NEOs consistent with our competitive strategy, corporate governance principles and stockholder interests; and

•	Guiding us in the development of near-term individual performance objectives necessary to achieve long-term performance goals.

We expect to use these compensation consultants only in circumstances where the consultants have no other business dealings with us.

Each member of the Compensation Committee is independent as defined in the Compensation Committee’s charter, as determined by the Board of Directors.

General Compensation Policy/Philosophy

Our general compensation policy is to devise and implement compensation for our NEOs commensurate with their positions and determined with reference to compensation paid to similarly situated employees and officers of companies that the Compensation Committee, in consultation with our Chief Executive Officer (CEO) and external compensation consultants, deems to be comparable to us.

Our general compensation philosophy is to:

•	Design and implement a compensation program to attract, retain and motivate talented executives;

•	Provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and

•	Place emphasis on, and reward achievement of, long-term objectives that are consistent with the nature of our company as an enterprise focused on revenue growth, resort operations and brand expansion/development over the next several years.

Our overall executive compensation philosophy is based on a pay-for-performance model. In general, our executive compensation is structured to reward performance through a combination of competitive base salaries coupled with cash-based and equity-based incentives. The “at risk” components of our executive compensation (cash annual incentives and stock-based long-term incentives) are designed to provide incentives that are predicated on our company and/or the NEO meeting or exceeding predefined goals.

The Compensation Committee occasionally requests that our CEO be present at Compensation Committee meetings where executive compensation and company, business unit, departmental and individual performance are discussed and evaluated. Our CEO is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. Only Compensation Committee members, however, vote on decisions made regarding executive compensation.

Named Executive Officers

At December 31, 2009, our NEOs were:

•	Kimberly K. Schaefer, Chief Executive Officer (Principal Executive Officer)

•	Timothy D. Black, Executive Vice President of Operations

•	James A. Calder, Chief Financial Officer (Principal Financial Officer)

•	Alexander P. Lombardo, Treasurer

•	J. Michael Schroeder, General Counsel and Corporate Secretary

In addition, Alissa N. Nolan served as our Executive Vice President and Managing Director of International until her resignation from the company in September 2009. Ms. Nolan was considered a NEO until her resignation.

2009 Executive Officer Compensation

For 2009, the Compensation Committee used as a reference tool the overall compensation structure recommendations for certain positions, including Chief Executive Officer and Chief Financial Officer, that had been developed for 2007-2009 by FPL Associates Compensation (FPL), an independent compensation consultant. In 2006, the Compensation Committee engaged FPL to assist the Compensation Committee in determining appropriate fiscal year 2007 compensation for certain of our NEOs and an appropriate structure for long-term incentive compensation for the period 2007-2009. Based upon a study of a competitive peer group of 11 public companies that competed with us for talent, investment dollars and/or business, FPL made recommendations in a report to the Compensation Committee, for certain of our NEOs, of appropriate levels of:

•	Base salary,

•	Annual incentives, and

•	Long-term incentives.

The structure and amounts of the executive officer base salary, annual incentives and long-term incentives compensation components for Ms. Schaefer and Mr. Calder for 2009 as detailed in the Compensation Discussion and Analysis are based on the final recommendations of FPL in its report.

Competitive Peer Group

The competitive peer group FPL used in its report included primarily companies that are focused on operating within the public consumer/leisure sector as the foundation for our compensation practices. Those peer group companies are ones considered to appeal to family-based, consumer leisure activities, including resorts/timeshares, gaming/entertainment and amusement parks. The peer group consisted of the following companies:

Bluegreen Corporation	Red Lion Hotels Corporation
Cedar Fair	Silverleaf Resorts, Inc.
Gaylord Entertainment Company	Six Flags, Inc.
ILX Resorts Incorporated	Steiner Leisure Limited
Isle of Capri Casinos, Inc.	Vail Resorts, Inc.
Nevada Gold & Casinos, Inc.

Executive Compensation Structure

Utilizing the information in FPL’s report and other benchmarking data, the Compensation Committee approved total remuneration for executive compensation for Ms. Schaefer and Mr. Calder for 2009 structured as follows:

•	Base salaries at a level commensurate with each executive’s role/responsibilities, tenure and other factors, based on median market practices.

•	Short-term incentive compensation consisting of annual cash incentive bonuses based on specified threshold, target and high earnings levels, defined as follows:

•	Threshold performance — solid achievement but falls short of expectations. Would be considered less than meeting a budget plan. This represents the minimum level of performance that must be achieved before any bonus will be earned.

•	Target performance — achievement that normally signifies meeting business objectives. In many situations, represents budget level performance.

•	High performance — significant achievement that would be considered upper-tier or exceptional performance by industry standards.

•	Long-term incentive compensation in the form of restricted stock grants based on specified threshold, target and high earnings levels, consisting of:

•	Annual equity grants with performance metrics and

•	Multi-year program equity grants with performance metrics and/or time-based vesting.

For NEOs other than Ms. Schaefer and Mr. Calder, for 2009 the Compensation Committee established both an annual cash incentive plan and long-term incentive compensation plan that was structured differently than that for Ms. Schaefer and Mr. Calder, as follows:

•	The Compensation Committee designed annual cash incentives and long-term incentives for Ms. Schaefer and Mr. Calder that created an overall compensation program that can provide for superior compensation when primary company-wide financial goals are met or exceeded, and, conversely, total compensation below competitive levels when such goals are not met. The Compensation Committee believed this was an appropriate structure for these two NEOs due to their broad responsibilities for overseeing our overall performance in financial, development and operating areas.

•	For NEOs other than Ms. Schaefer and Mr. Calder, the Compensation Committee felt a total compensation structure that was less likely to provide total compensation significantly above or below competitive levels was appropriate, due to other executive officers having less broad responsibilities for overseeing our overall performance.

For a further discussion on the details of these annual cash incentives and long-term incentives, see Elements of Compensation below.

Elements of Compensation

The compensation for each of our NEOs consists of three components:

•	Base salary,

•	Annual cash incentive and

•	Long-term incentive compensation.

These components provide elements of fixed income and variable compensation that are linked to the achievement of individual and corporate goals and the enhancement of value to our stockholders.

Base Salary

Base salary represents the fixed annual component of our executive compensation. Executives receive salaries that are within a range established by the Compensation Committee for their respective positions, in some instances based on the comparative analysis described above. Where each executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Salary adjustments are based on a similar evaluation and may include a comparison of adjustments made by competitors and any necessary inflationary adjustments.

When reviewing the competitive market data described above, the Compensation Committee considers that the competitive market is comprised of professionals with varying backgrounds, experience and education who may be more junior or senior within the role. As such, the compensation, particularly as it relates to base salaries, provided to these incumbents may, appropriately, vary. In establishing base salary amounts for our NEOs, the Compensation Committee considers the level of responsibility, experience, performance and tenure of our company’s incumbents relative to those commonly found in the market and/or summarized by FPL in its report.

We generally review the base salaries of our NEOs each fiscal year. In the event of an NEO’s promotion and/or increased scope of responsibility, we consider base salary adjustments at other points during the year as well.

The Compensation Committee reviewed the salaries for Ms. Schaefer and Messrs. Black, Calder, Lombardo and Schroeder in December 2008. As a result of these reviews, base salaries established for 2009 and the percentage increase from prior base salaries are shown below:

	2009 Base	Increase From
	Salary	Prior Base Salary
Name	($)	(%)

Ms. Schaefer	500,000	33.3
Mr. Black	288,711	11.0
Mr. Calder	375,000	25.0
Mr. Lombardo	185,000	—
Mr. Schroeder	268,000	—

The increases for Ms. Schaefer and Mr. Black reflected their promotions, effective January 1, 2009, to the positions of CEO and Executive Vice President of Operations, respectively. The increase for Mr. Calder reflected his additional responsibilities within our company, level of current performance and an adjustment to reflect estimated median base compensation of our competitive peer group.

Annual Cash Incentive

For Ms. Schaefer and Mr. Calder

For Ms. Schaefer and Mr. Calder, annual cash incentives exist in the form of bonuses as a means of linking compensation to objective performance criteria that are within the control of the NEO. Consistent with the guidelines in FPL’s report, at the beginning of each year, the Compensation Committee establishes a potential bonus amount range for each executive and identifies performance targets for each NEO to meet in order to receive the full bonus. The range incorporates the threshold, target and high (maximum) performance concepts as described above in “2009 Executive Officer Compensation.”

Our annual incentive program utilizes multiple aspects or dimensions of performance to establish a “line-of-sight” between the individual and the reward. The emphasis on one dimension versus another depends on the level and type of position. Three dimensions we consider in the annual incentive program for our NEOs are:

Corporate — overall corporate performance is the primary dimension for executive and senior management.

Team/Unit — refers to key functional areas. This dimension is utilized to link individuals to the performance of their collective work group and is intended to foster cooperation.

Individual — refers to specific goals and objectives developed for each individual participant.

The Compensation Committee reviews each executive’s position to determine the proportion or percentage of incentive opportunity that will be attributed to each of the three dimensions, based on the position’s ability to impact performance at each dimension. The benefit to using this three-tier construct is in balancing the required level of objectivity with the desired level of subjectivity. While corporate and team/unit goals include specific, quantifiable targets, the individual component can often be based on a more subjective assessment of performance or on management discretion.

For the plan designed for Ms. Schaefer and Mr. Calder, the Compensation Committee establishes financial targets at the beginning of each year that are tied to our annual business plan. Those NEOs generally begin to earn a threshold annual cash incentive award amount once a financial target is at least 95% attained. The threshold award amount is generally 1/3 of the maximum potential award amount for a particular financial target. The maximum annual cash incentive award is earned when a financial target is at least 105% attained. Any potential amount of the annual cash incentive award in excess of the threshold amount, up to the maximum potential award amount, is earned ratably from 95% up to 105% of the financial target attained.

The Compensation Committee employs clearly defined, objective measures of performance to support the annual cash incentive awards for Ms. Schaefer and Mr. Calder. Within the annual incentive award component of the compensation program, performance measures are often based on operational/financial initiatives as well as, to a lesser extent, individual/subjective performance, providing a balance with long-term incentive award components, which are generally primarily tied to value creation.

The Compensation Committee, in consultation with our CEO, establishes and approves specific, written performance objectives for annual cash incentives. For each such objective, actual performance is reviewed by the Compensation Committee (generally in February following the performance year) in order to determine the actual payment to occur following release of the performance year fiscal year financial results. The Compensation Committee has the ability to apply discretion to increase or decrease the actual payout resulting from the relative achievement of performance objectives. Discretion may be applied in the case of significant business disruption, unusual business events or conditions, or other factors the Compensation Committee deems relevant.

For 2009, the Compensation Committee established overall threshold, target and maximum annual incentive opportunities for Ms. Schaefer and Mr. Calder, expressed as a percentage of each executive’s 2009 base salary, as follows:

	2009 Annual Incentive Opportunity
	Threshold		Target		Maximum
Name	(%)	($)	(%)	($)	(%)	($)

Ms. Schaefer	50.0	250,000	100.0	500,000	150.0	750,000
Mr. Calder	37.5	140,625	87.5	328,125	112.5	421,875

For 2009, the annual cash incentive amounts awarded to Ms. Schaefer and Mr. Calder were subject to a number of performance objectives, including:

•	Our company achieving certain levels of Adjusted EBITDA for 2009;

•	Our company achieving certain levels of Adjusted EPS for 2009; and

•	The individual achieving certain individual, business unit and/or departmental performance goals in 2009, as determined by the Compensation Committee.

The threshold, target and maximum amounts for the two financial measure performance objectives (Adjusted EBITDA and Adjusted EPS) for 2009 were as follows:

Financial Measure	Threshold	Target	Maximum
Performance Objective	($)	($)	($)

Adjusted EBITDA	63.3 million	66.6 million	69.9 million
Adjusted EPS	(0.53)	(0.50)	(0.48)

The relative weightings for the performance objectives were primarily based on the recommendations of FPL in its report. For 2009, the Compensation Committee, in consultation with our CEO, reviewed and approved the performance criteria and weighting of those criteria for each eligible executive. The weightings of the performance criteria may vary among the eligible executives by position due to functional accountability, responsibility and other factors the Compensation Committee deems relevant. For 2009, weightings for Ms. Schaefer and Mr. Calder and corresponding maximum bonus amounts available for each bonus measure were as follows:

Cash Bonus Performance Objectives
Individual,
Business Unit and/or
Departmental
	Adjusted EBITDA		Adjusted EPS		Performance Goals
		Maximum		Maximum		Maximum
		Bonus		Bonus		Bonus
	Weighting	Amount	Weighting	Amount	Weighting	Amount
Name	(%)	($)	(%)	($)	(%)	($)

Ms. Schaefer	60.0	450,000	20.0	150,000	20.0	150,000
Mr. Calder	60.0	253,125	20.0	84,375	20.0	84,375

For Ms. Schaefer and Mr. Calder, the Compensation Committee reviewed in February 2010 the levels of Adjusted EBITDA and Adjusted EPS we had achieved for 2009 and the success of each of those NEOs in achieving individual, business unit and/or departmental performance goals in 2009. Based that review:

•	We achieved Adjusted EBITDA of $66.0 million, an amount between the threshold and target amounts for that financial measure, resulting in 60.7% and 69.9% of the maximum potential payout for that financial factor being earned for Ms. Schaefer and Mr. Calder, respectively.

•	We achieved Adjusted EPS of $(0.43), an amount in excess of the Adjusted EPS maximum amount as established by the Compensation Committee, resulting in 100% of the maximum potential payout for that financial factor being earned.

•	The Compensation Committee determined the individual/departmental goal achievements as follows: Mr. Calder — 90% and Ms. Schaefer — 90%.

Based on the level of achievement of the various financial and other factors for 2009 as described above, Ms. Schaefer and Mr. Calder earned the following amounts for the various performance objectives:

Cash Bonus Performance Objective	Ms. Schaefer	Mr. Calder

Adjusted EBITDA:
• Maximum Bonus Amount	$450,000	$253,125
• % earned	60.7%	69.9%
• Bonus Amount Earned	$273,300	$176,850
Adjusted EPS:
• Maximum Bonus Amount	$150,000	$84,375
• % earned	100.0%	100.0%
• Bonus Amount Earned	$150,000	$84,375
Individual, Business Unit and/or
Departmental Goals:
• Maximum Bonus Amount	$150,000	$84,375
• % earned	90.0%	90.0%
• Bonus Amount Earned	$135,000	$75,938
Total Bonus Amount Earned	$558,300	$337,163

Other NEOs

For 2009, the maximum annual incentive opportunities established for Messrs. Black, Lombardo and Schroeder were 75.0%, 50.0% and 50.0%, respectively, of base salary. For these NEOs, annual cash incentives for 2009 existed in the form of a bonus available based on achieving individual and/or departmental performance goals in 2009, as determined by the Compensation Committee. Based on that determination, Messrs. Black, Lombardo and Schroeder earned bonus amounts of $213,750, $92,500 and $80,000, respectively, for 2009.

Shares-in-Lieu-of-Cash Option for Bonus Payments

For 2009 annual cash incentives bonus amounts to be paid in 2010, as an incentive to increase our NEOs’ ownership of our common stock, we offered our NEOs the opportunity to take some or all of their bonus in shares of our common stock in lieu of cash. Shares issued under this shares-in-lieu-of-cash bonus option are 100% vested when issued. If an executive elected to receive shares of our common stock in lieu of cash, he or she received shares having a market value equal to 125% of the cash they would have otherwise received. For example:

•	If an executive’s cash bonus payment would have been $10,000 and they elected this shares-in-lieu-of-cash option for the entire amount of their bonus, he or she would receive $12,500 of shares.

•	The dollar value of shares to be received is divided by a conversion price as determined by the Compensation Committee in order to determine the number of shares the NEO receives.

We believe this 25% conversion premium is an appropriate incentive to reward executives who choose to receive shares in lieu of cash.

The Compensation Committee has established a policy of using the average closing price for the company’s common stock for the first and second full calendar weeks of January of the following calendar year (that is, 10 trading days) as the stock price to use for the conversion of the cash value of each NEO’s bonus to a number of shares to be received.

None of our NEOs elected to take a portion of their earned 2009 cash bonus in shares of our common stock, in accordance with the shares-in-lieu-of-cash provisions explained above.

Long-Term Incentives

For Ms. Schaefer and Mr. Calder, the long-term incentive component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward these executives for maximizing stockholder value. Long-term incentives are provided primarily by grants of stock options and/or stock under our 2004 Incentive Stock Plan, which is administered by the Compensation Committee. The purpose of our 2004 Incentive Stock Plan is to assist us in recruiting and retaining key employees, by enabling such persons to participate in the future success of our company, and to align their interests with those of our stockholders.

The Compensation Committee, in consultation with our CEO, establishes annually and approves specific, written performance objectives for long-term incentives. For these objectives, the Compensation Committee reviews actual performance (generally in February following the performance year) in order to determine the actual amount of the long-term incentive grant that has been earned. The Compensation Committee has the ability to apply discretion to increase or decrease the actual amount calculated as earned resulting from the relative achievement of performance objectives. Discretion may be applied in the case of significant business disruption, unusual business events or conditions, or other factors the Compensation Committee deems relevant.

For 2009, the Compensation Committee approved maximum long-term, stock-based incentive compensation amounts for Ms. Schaefer and Mr. Calder. The stock-based compensation amounts consisted of performance-based shares of our common stock.

Establishing 2009 Award Amounts

Stock-based compensation for 2009 for Ms. Schaefer and Mr. Calder consisted of annual equity grant (AEG) amounts and multi-year program equity grant (MYPEG) amounts. The process in establishing the number of shares awarded as stock-based compensation to Ms. Schaefer and Mr. Calder as AEGs and MYPEGs for 2009 involved four steps, as follows:

•	First, based on benchmarking data and recommendations contained in FPL’s report, we computed a maximum annual amount of stock-based compensation award (that is, combined AEG and one year of MYPEG) amount as a percentage of each officer’s January 1, 2009 base salary. Applicable percentages and the resulting maximum annual amounts were as follows:

Maximum Annual
		Percentage of Base	Amount of
		Salary Used to	Stock-Based
	January 1, 2009	Compute Maximum	Incentive
	Base Salary	Annual Dollar Value	Compensation
Name	($)	(%)	($)

Ms. Schaefer	500,000	225.0	1,125,000
Mr. Calder	375,000	112.5	421,875

•	Second, for each officer, the total maximum annual dollar value was split between (a) AEG amounts and (b) MYPEG amounts. Based on recommendations from FPL, the applicable splits and resulting dollar amounts for each officer were as follows:

			Multi-Year
			Program Equity
	Annual Equity Grant		Grant
Name	(%)	($)	(%)	($)

Ms. Schaefer	60.0	675,000	40.0	450,000
Mr. Calder	60.0	253,125	40.0	168,750

Note that the MYPEG amount was for part of the three-year period 2007-2009, and was accounted for as part of each NEO’s grants for 2007 (that is, the MYPEG grants in 2007 covered the three-year period 2007-2009). Therefore, the MYPEG amounts were not considered further in setting compensation for 2009.

•	Third, for each NEO, the dollar amount for AEGs for 2009 listed above was then converted to a maximum total number of shares to be awarded by dividing (a) that dollar value amount by (b) $1.54, the closing price of our common stock on NASDAQ on December 31, 2008 (the last trading day in the year ended December 31, 2008). Based on this conversion, the maximum number of shares to be awarded to each officer was as follows: Ms. Schaefer — 438,312 shares and Mr. Calder — 164,367 shares.

•	Fourth, the Committee approved additions to the AEG amounts to account for the effect of each NEO’s base salary increase on January 1, 2009. As outlined in the FPL report and discussed above, the MYPEGs awarded in 2007 covered a three-year performance period (2007-2009) and all shares related to the three-year period were granted in March 2007. The MYPEG shares granted at that time, however, were based on a percentage of each NEO’s January 1, 2007 base salary. Because the three-year (2007-2009) calculation was based on percentages of base salary as of January 1, 2007 and base compensation amounts increased at January 1, 2009, however, the number of shares originally issued for the MYPEGs in March 2007 no longer reflected the correct total long-term incentive potential (based on each executive’s now-higher base salary). As a result, the Committee approved the issuance of the additional shares under the AEGs for 2009 to each officer as follows: Ms. Schaefer — 93,506 shares and Mr. Calder — 26,299 shares.

As a result, the total maximum number of shares to be awarded to each officer under the AEGs for 2009 was as follows: Ms. Schaefer — 531,818 shares and Mr. Calder — 190,666 shares.

Determining Amounts of 2009 AEG Awards Earned

The actual long-term incentive compensation AEG award earned by Ms. Schaefer and Mr. Calder was subject to a number of performance factors:

•	A portion of the AEG award amount was earned based on our common stock performance in calendar year 2009 relative to the Russell 2000 stock index total return in calendar year 2009. Under this performance criterion, an individual earned:

•	A portion of his or her total potential award amount if our stock performance for 2009 was 80% or greater than the performance of the Russell 2000 stock index;

•	Less than the full portion amount of his or her award amount if our stock performance was less than 120% of the Russell 2000 stock index’s performance; and

•	No award under this performance criterion if our stock performance was less than 80% of the Russell 2000 stock index’s performance.

•	A portion of the award amount was earned based on the individual achieving certain individual, business unit and/or departmental performance goals in 2009, as determined by the Compensation Committee.

The relative weightings for the performance factors were primarily based on the recommendations of FPL in its report. Weightings for the performance factors for Ms. Schaefer and Mr. Calder for the 2009 AEG awards were as follows:

AEG Award Factor
Individual,
Business Unit and/or
	Relative Common		Departmental
	Stock Performance		Performance Goals
		Maximum		Maximum
		Share		Share
	Weighting	Award	Weighting	Award
Name	(%)	(#)	(%)	(#)

Ms. Schaefer	75.0	398,864	25.0	132,955
Mr. Calder	75.0	142,999	25.0	47,666

For the 2009 AEG award factors, based on our common stock’s actual performance and the Compensation Committee’s assessment of each individual’s achievement of individual/departmental performance goals:

•	Our common stock increased 53.9% in 2009 and the Russell 2000 stock index increased 25.2%. Therefore, our common stock’s performance was greater than 120% of the Russell 2000’s performance. As a result, 100% of the maximum potential payout for that award factor was earned.

•	The Compensation Committee determined the individual/business unit/department goal achievements as follows: Ms. Schaefer — 90% and Mr. Calder — 90%.

Based on the level of achievement of the various award factors for 2009 as described above, Ms. Schaefer and Mr. Calder earned the following number of shares under the AEGs for 2009:

AEG Award Factor	Ms. Schaefer	Mr. Calder

Relative Common Stock Performance:
• Maximum # of Shares	398,864	142,999
• % earned	100%	100%
• Number of Shares Earned	398,864	142,999
Individual, Business Unit and/or Departmental Goals:
• Maximum # of Shares	132,955	47,666
• % earned	90.0%	90.0%
• Number of Shares Earned	119,659	42,900
Total Number of Shares Earned	518,523	185,899

In March 2010, we issued the shares of our common stock as long-term incentives earned for 2009 under the AEGs as described above.

Additionally, we awarded 25,000, 20,000 and 10,000 shares of our common stock to Messrs. Black, Lombardo and Schroeder in April 2009, respectively.

Vesting of Awards

The shares earned under the 2009 AEG awards vest as follows: shares earned vest 1/3 on issuance; 1/3 on December 31, 2010; and 1/3 on December 31, 2011. The shares issued to Messrs. Black, Lombardo and Schroeder in April 2009 vest ratably on April 1 of 2010, 2011, 2012, 2013 and 2014, based on continued employment with us.

The following table summarizes the future vesting of shares issued related to 2009, as described above:

	Amounts Vesting (#)
Vesting Date	Mr. Black	Mr. Calder	Mr. Lombardo	Ms. Schaefer	Mr. Schroeder

3/2/10	—	61,966	—	172,841	—
4/1/10	5,000	—	4,000	—	2,000
12/31/10	—	61,967	—	172,841	—
4/1/11	5,000	—	4,000	—	2,000
12/31/11	—	61,966	—	172,841	—
4/1/12	5,000	—	4,000	—	2,000
4/1/13	5,000	—	4,000	—	2,000
4/1/14	5,000	—	4,000	—	2,000

For shares granted under the 2009 AEG program, vesting of the shares will accelerate upon a termination of the officer by the company without cause; a termination by the officer for good reason, death or disability; or a change in control of the company. Officers will forfeit all unvested AEG awards upon termination by the company with cause or a voluntary termination by the officer without good reason. For other shares granted, vesting of the shares will accelerate upon a change in control of the company.

Grant Valuation Parameters

As described above, when awarding stock to Ms. Schaefer and Mr. Calder, we first establish a dollar value of the maximum equity-based compensation potential that we want to provide to the employee in the form of stock over the vesting period. On the date of the grant, in order to calculate the number of shares to grant, we divide the total maximum equity-based compensation potential by the per share fair value of our common stock as of the close of the prior fiscal year. Although we use what we consider to be a reasonable approach in determining the number of shares of common stock to award to these NEOs, the ultimate value to these NEOs of the shares awarded only becomes clear when (a) performance conditions related to earning the award are met or not met and (b) the future fair value of the shares earned is known.

The shares of stock we award under long-term incentive plans ultimately may be worth much more or less than the maximum equity-based compensation potential we computed when the shares were awarded, depending on whether the price of our common stock increases or decreases from the per share fair value we used when shares were granted. As a result, we do not consider realizable gains or losses from prior stock grants when setting new stock grant amounts. We do not believe it is a fair practice to offset or enhance current compensation by realized and unrealized gains or losses in periods after the grants have been issued. Our goal is that the ultimate value realized by the NEO from stock grants exceeds our initial estimate of total maximum equity-based compensation potential that we awarded, because that would result from an increase in our stock price. Value realized by the NEO in excess of the award date total maximum equity-based compensation potential is also realized by all of our other stockholders that held our common stock over that time period. We believe that limiting potential upside on stock value gains would undermine incentives for our NEOs when they focus on long-term results.

Stock Ownership Guidelines

We believe that stock ownership by our NEOs is desirable for aligning management’s long-term interests with those of our stockholders. We have not, however, established formal or fixed stock ownership guidelines for our NEOs.

Other Compensation

We offer certain other perquisites and personal benefits to our NEOs. These perquisites and personal benefits are reflected in the relevant tables and narratives that follow. In addition, the executives may participate in company-wide plans and programs such as our 401(k) plan (including a company match); group health and welfare plans; group accidental death and dismemberment insurance and life insurance; and health care and dependent care spending accounts, in accordance with the terms of those programs.

We do not provide our NEOs defined benefit or supplemental executive retirement plans.

Nonqualified Deferred Compensation Plan

In addition to a qualified 401(k) plan, we maintain a deferred compensation plan for certain executives (including our NEOs) by depositing amounts into a trust for the benefit of the participating employees. The deferred compensation plan offers these participants the opportunity to defer payment and income taxation of a portion of their base salary and/or annual cash incentives. The Compensation Committee believes that offering this plan to executives is helpful to achieve our objectives of attracting and retaining talent, particularly because we do not offer a defined benefit pension plan.

A participant may elect to defer up to 100% of annual base salary and/or annual cash incentives. Participants must make deferral elections in the election period that is prior to the beginning of the plan year in which the related compensation is earned. Such elections are irrevocable for the entire plan year, and the participants may only change the elections for compensation earned in subsequent plan years during the annual election period.

We make the following employer contributions to our deferred compensation plan:

•	Mandatory annual matching contributions to the plan for each participant equal to the lesser of (a) 4% of the participant’s annual base salary or (b) the participant’s annual deferrals to the plan. Matching contributions are reduced by the maximum amount of matching contributions the executive was eligible to receive in our 401(k) plan for the fiscal year.

•	Discretionary annual profit-sharing contributions equal to up to 6% of the participant’s annual base salary.

Matching and profit-sharing contributions vest based on a participant’s years of service with us or our predecessor company, with pro-rata vesting over a period of five years of service.

Amounts in the deferred compensation plan’s trust earn investment income, which serves to increase our corresponding deferred compensation obligation. Investments, which are recorded at market value, are directed by the participants, and consist of our common stock and mutual funds. The plan provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (or losses) based on the performance of benchmark investment funds from which participants may select or our common stock. Currently, the plan offers a choice of ten benchmark investment funds that are identified in the narrative following the Nonqualified Deferred Compensation table below.

The market value of an NEO’s deferred compensation account is not considered when setting their other current compensation. The compensation earned and deferred into the deferred compensation plan was already reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was awarded. Had the executive officer instead elected to receive a payout of the compensation earned (rather than deferring it into the plan), and then invested those amounts externally, we would not have considered external investment experience when considering the amount by which we should compensate the NEO. Thus, we do not believe it is either proper or necessary to consider the value of the NEO’s deferred compensation account just because it is held in a plan we sponsor. See the Nonqualified Deferred Compensation table and accompanying narrative below for additional information on our deferred compensation plan.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility on our tax return of compensation over $1 million to any of our officers unless the compensation is paid pursuant to a plan that is performance-related, non-discriminatory and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The Compensation Committee has the authority, however, to award compensation in excess of the $1 million limit, regardless of whether that compensation will be deductible, if the Compensation Committee determines in good faith that the compensation is appropriate to incentivize and compensate the recipient.

Employment Agreements

We have entered into employment agreements with Ms. Schaefer and Messrs. Black, Calder and Schroeder. The following table summarizes the significant terms of those employment contracts:

Employment Contract Item	Mr. Black	Mr. Calder	Ms. Schaefer	Mr. Schroeder

Date entered into	12/16/09	12/20/08	12/20/08	12/20/08
(or most recent
date of renewal)
Contract ending date	12/16/12	12/20/10	12/20/10	12/20/10
Filing of agreement	Agreement filed as an exhibit to the company’s Form 10-K for the year ended December 31, 2009, filed with the SEC on 3/2/10.
Annual bonus	Eligibility based on criteria determined by Compensation Committee.

The following provisions apply to all NEO employment contracts:

• Base salary	Subject to annual review and periodic increases, if any, as determined by the Compensation Committee.
• Benefit plan eligibility	Eligible to participate in our benefit plans at identical participation costs offered to all of our other employees.
• Business expense reimbursement	Eligible to have business expenses reimbursed, subject to reimbursement policies for all other employees.
• Severance payments	Due under various termination scenarios.
• Covenants not to compete	NEO subject to covenants not to compete with us subsequent to employment with us.

In addition, the following employment agreement provision applies to Ms. Schaefer and Messrs. Calder and Schroeder:

• Extension provisions	One-year extension at ending date, unless either we or the NEO provides at least 120 days notice of non-renewal

See “Potential Payment Upon Termination or Change of Control” below for a discussion of certain severance payments applicable under these agreements.

Change of Control and Severance Payments

Change of control provisions applicable to our NEOs are either “single trigger,” meaning that the change of control event alone triggers either a payment or an acceleration of certain rights, or “double trigger,” meaning that the change of control coupled with either (a) the officer’s termination from service or (b) the officer’s resignation for “good reason” (as that term is defined in the employment agreement) within a certain period of the time before or after the change of control, triggers the payment or accelerated right.

The change of control provision in each NEO’s employment agreement for the payment of severance is a double trigger. A double trigger for severance payments was selected because, generally unless the NEO’s employment is terminated after the change of control, his or her cash compensation in the form of salary and annual bonus would continue from the acquiring entity, which is what the severance payment is based upon and intended to replace. See the “Potential Payment Upon Termination or Change of Control” discussion below for additional information on these severance payments. The payment amounts reflect our belief that it is difficult for senior managers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.

The change of control provisions in our stock option and stock grant agreements with time-based vesting are single trigger, reflecting our intent that the NEOs have the ability to use those shares to vote upon any proposed transaction.

Under the employment agreements, we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of $25,000 or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Summary Compensation Table

The following Summary Compensation Table shows the compensation in 2009, 2008 and 2007 for our Chief Executive Officer (Principal Executive Officer), our Chief Financial Officer (Principal Financial Officer), and our other three most highly compensated executive officers as of December 31, 2009.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Stock Awards	Awards	Compensation	Compensation
		(1)	(2)(4)	(3)(4)	(5)	(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Kimberly K. Schaefer(7)	2009	519,231	668,415	—	558,300	33,669	1,779,615
Chief Executive Officer	2008	375,000	507,811	—	344,756	32,673	1,260,240
	2007	340,000	453,152	—	302,175	28,215	1,123,542
James A. Calder	2009	389,423	239,639	—	337,163	25,977	992,202
Chief Financial Officer	2008	300,000	391,556	—	275,805	28,600	995,961
	2007	285,000	361,939	—	253,294	27,072	927,305
Timothy D. Black(8)	2009	299,387	60,750	—	213,750	20,058	593,945
Executive Vice President of Operations
Alissa N. Nolan(9)	2009	298,317	12,150	—	43,318	425,000	766,635
Former Executive Vice President and Managing Director of	2008	425,000	29,287	—	75,000	—	529,287
Business Development
Alexander P. Lombardo	2009	192,115	48,600	—	92,500	14,138	347,353
Treasurer	2008	182,308	33,550	—	75,000	17,166	308,024
	2007	173,654	33,450	—	45,000	16,158	268,262
J. Michael Schroeder	2009	278,307	24,300	—	80,000	22,612	405,519
General Counsel and	2008	268,000	33,550	—	52,000	25,100	378,650
Corporate Secretary	2007	257,308	133,800	—	52,000	24,622	467,730

(1)	Salary amounts for 2009 reflect payment of 27 bi-weekly payroll periods during calendar year 2009.

(2)	Stock Award amounts reported in the table above for 2009 consist of the following items:

Stock Award Component	Ms. Schaefer	Mr. Calder	Mr. Black	Mr. Lombardo	Ms. Nolan	Mr. Schroeder

Annual Equity Grant — Relative Common Stock Performance:
Fair value on grant date ($)	502,569	180,179	—	—	—	—
Shares granted (#)	398,864	142,999	—	—	—	—
Annual Equity Grant — Performance Goals:
Fair value on grant date ($)	165,846	59,460	—	—	—	—
Shares granted (#)	119,659	42,900	—	—	—	—
Other:
Fair value on grant date ($)	—	—	60,750	48,600	12,150	24,300
Shares granted (#)	—	—	25,000	20,000	5,000	10,000
Totals:
Fair value on grant date ($)	668,415	239,639	60,750	48,600	12,150	24,300
Shares granted (#)	518,523	185,899	25,000	20,000	5,000	10,000

The fair value amounts presented for the performance goals shares above reflect the Company’s estimate of the probable outcome of the performance conditions as of the grant date.

Under generally accepted accounting principles, the fair value amounts of our grants of stock awards are determined at their grant dates. That fair value amount as of the grant date is then expensed ratably over the vesting period of the stock awards. For stock awards subject to a market condition (for example, having our common stock’s total return meet certain levels relative to a market index or designated absolute performance levels), the amount we record as expense on our financial statements (and which is included as a portion of Stock Awards in the table above) is based on the value assigned to the stock award at its grant date; that value is then recorded as expense regardless of whether each of the stock awards has any intrinsic value to the executive (that is, whether or not the executive actually earns any portion of the award based on the actual performance of our common stock in relation to the relevant market condition).

(3)	Under generally accepted accounting principles, the fair value amounts of each of our grants of option awards are determined at their grant date. That full value amount as of the grant date is then expensed ratably over the vesting period of the options. The amount we record as expense on our financial statements is based on the value assigned to the options at the grant date; that value is then recorded as expense regardless of whether the options ever have any intrinsic value to the executive (that is, whether or not the price of our common stock ever exceeds the option exercise price).

For example, all of the option awards we have recorded as expense for our NEOs relate to stock options we granted to certain of our NEOs in 2004 and 2005. Because those options were subject to a three-year vesting period, we recognized expense related to those options in 2004-2008. For all of 2009, 2008 and 2007, however, our common stock traded at values below the exercise prices of all of those options. As a result, at no time in 2009, 2008 or 2007 did the stock options awarded to our NEOs in 2004 and 2005 have any intrinsic value to those NEOs.

(4)	The value reported for Stock Awards and Option Awards for each executive is the aggregate grant date fair value for such awards. The assumptions for making the valuation determinations are set forth in the footnote or footnote sections to our financial statements captioned “Stock Based Compensation” or “Share-Based Compensation” in our consolidated financial statements. For additional information on these awards, see the Grants of Plan-Based Awards table, below.

(5)	This column includes amounts earned under our annual cash incentives bonus plan for 2009, 2008 and 2007, as discussed in the Compensation Discussion and Analysis above. For 2009, 2008 and 2007 annual cash incentives bonus amounts, we offered our NEOs the opportunity to take some or their entire bonus in shares of our company’s common stock in lieu of cash. If an executive elected to receive shares, they received shares having a market value equal to 125% of the cash they would have otherwise received. Amounts shown in this column represent the cash bonus that each executive earned, regardless of whether the executive elected to take all or part of their cash bonus in the form of shares of our common stock; any incremental value as a result of an executive taking all or part of their bonus in the form of shares is included in the Stock Awards column (see Note (2) above).

(6)	All Other Compensation consists of our contributions to executives’ accounts in our qualified 401(k) plan and our non-tax qualified deferred compensation plan, and separation payments to certain executives. Pursuant to SEC rules, perquisites and personal benefits are not reported for any executive officer for whom such amounts were less than $10,000 in aggregate for the fiscal year. Our contributions to the deferred compensation plan are also reported in the Nonqualified Deferred Compensation table below.

The following table details the components of each executive’s All Other Compensation:

			Company
		Company	Contributions to
		Contributions to	Deferred	Separation
		401(k) Plan	Compensation Plan	Payments	Total
Name	Year	($)	($)	($)	($)

Ms. Schaefer	2009	—	33,669	—	33,669
	2008	3,173	29,500	—	32,673
	2007	4,500	23,715	—	28,215
Mr. Calder	2009	—	25,977	—	25,977
	2008	4,600	24,000	—	28,600
	2007	3,365	23,707	—	27,072
Mr. Black	2009	—	20,058	—	20,058
Mr. Lombardo	2009	—	14,138	—	14,138
	2008	3,639	13,527	—	17,166
	2007	4,319	11,839	—	16,158
Ms. Nolan	2009	—	—	425,000	425,000
	2008	—	—	—	—
Mr. Schroeder	2009	—	22,612	—	22,612
	2008	4,600	20,500	—	25,100
	2007	4,357	20,265	—	24,622

(7)	Ms. Schaefer was named our Chief Executive Officer effective January 1, 2009.

(8)	Mr. Black became an executive officer of the company in 2009.

(9)	Ms. Nolan became an executive officer of the company in 2008 and resigned in September 2009.

Deferred Compensation

Elective deferrals under our deferred compensation plan are reported in the Summary Compensation Table above in the columns that are associated with the type of compensation (that is, Salary or Non-Equity Incentive Plan Compensation) that is deferred. Company matching and profit-sharing contributions are included in the values reported in the All Other Compensation column, and are specifically identified in the Nonqualified Deferred Compensation table below and related text.

2009 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under			Estimated Future Payouts Under Equity			Grant Date Fair
			Non-Equity Incentive Plan Awards(1)			Incentive Plan Awards(2)			Value of Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards(3)
Name	Date	Type of Grant	($)	($)	($)	(#)	(#)	(#)	($)

Ms. Schaefer	N/A	Annual Cash Incentive	250,000	500,000	750,000	—	—	—	—
	3/2/2009	Annual Equity Grant — Relative Common Stock Performance	—	—	—	132,955	265,909	398,864	502,569
	3/2/2009	Annual Equity Grant — Performance Goals	—	—	—	44,318	88,637	132,955	361,638
Mr. Calder	N/A	Annual Cash Incentive	140,625	328,125	421,875	—	—	—	—
	3/2/2009	Annual Equity Grant — Relative Common Stock Performance	—	—	—	47,667	95,333	142,999	180,179
	3/2/2009	Annual Equity Grant — Performance Goals	—	—	—	15,889	31,777	47,666	129,652
Mr. Black	N/A	Annual Cash Incentive	—	106,875	213,750	—	—	—	—
	4/1/2009	Time-Based	—	—	—	25,000	25,000	25,000	60,750
Mr. Lombardo	N/A	Annual Cash Incentive	—	46,250	92,500	—	—	—	—
	4/1/2009	Time-Based	—	—	—	20,000	20,000	20,000	48,600
Mr. Schroeder	N/A	Annual Cash Incentive	—	67,000	134,000	—	—	—	—
	4/1/2009	Time-Based	—	—	—	10,000	10,000	10,000	24,300

(1)	The amounts reported in the columns include potential payouts corresponding to the achievement of the threshold, target, and maximum performance objectives under our annual cash incentive plan, as discussed in the Compensation Discussion and Analysis above. The actual payments for performance under this plan for the fiscal year are reported in the Summary Compensation Table above.

(2)	The amounts reported in the columns include potential payouts corresponding to the achievement of the threshold, target, and maximum performance objectives for awards under our long-term incentive plan, as discussed in the Compensation Discussion and Analysis above. The actual award amounts earned for 2009 are also discussed in the Compensation Discussion and Analysis above.

(3)	The amount represents the grant date fair value is the value of Stock and Option Awards (that is, those made under an Equity Incentive Plan) granted in 2009, disregarding that we recognize the value of the awards for financial reporting purposes over the service period of the awards. The grant date fair value shown is calculated based in the maximum potential future payout number of shares.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL

Our NEOs are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us. These payments and acceleration rights are contained within the executive officers’ employment agreements, employee stock option stock grant agreements, and deferred compensation plan agreement.

Employment Agreements

As noted previously, we have entered into employment agreements with certain of our NEOs. The agreements cover the additional payments that would be due to these individuals in the following scenarios:

•	Termination of employment by us:

•	In the event of death,

•	In the event of disability,

•	For cause,

•	Without cause, or

•	Due to non-renewal of an employment contract.

•	Termination of employment by the executive:

•	As a voluntary termination,

•	For good reason or

•	Due to non-renewal of an employment contract.

The terms are substantially identical in each of the agreements for Ms. Schaefer and Messrs. Calder and Schroeder. The terms of Mr. Black’s agreement provides for payments only in the event of a termination by us after a change in control of the company.

We do not believe that we should pay our applicable NEOs any incremental compensation upon termination when the termination is by either choice or due to conduct that is potentially detrimental to our company. Thus, we do not provide any of our NEOs any incremental severance benefits other than any amounts already earned and accrued at the date of termination if the termination is voluntary (unless for good reason) or for cause.

In the event of a termination by us without cause or by the executive for good reason, we provide severance benefits under certain NEOs’ employment agreements, as described more fully below. These amounts reflect our belief that it is difficult for senior managers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.

Termination Events

Severance payments under the above termination event scenarios for Ms. Schaefer and Messrs. Calder and Schroeder are summarized below.

•	Death or Disability. The NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated.

•	For Cause. The NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment was terminated for cause. Termination for “cause” is a termination due to:

•	The executive being convicted of, pleading guilty to, or confessing or otherwise admitting to any felony or any act of fraud, misappropriation or embezzlement;

•	An act or omission by the executive involving malfeasance or gross negligence in the performance of the executive’s duties and responsibilities to the material detriment of our company;

•	The executive breaching affirmative or negative covenants or undertakings described in the employment agreement, such as the agreement’s non-compete provisions; or

•	The executive violating our code of conduct if the consequence of such violation ordinarily would be a termination of their employment by us.

•	Without cause. The NEO would be entitled to receive, in lump sum payments:

•	An amount equal to 100% of their then-current annual base salary and most recently paid annual bonus; and

•	An amount equal to 36 times our monthly contribution on behalf of the executive under health and welfare plans in which the executive participates.

In the event of a termination by us without cause within 180 days prior to, or 18 months following, a change of control, then the multipliers for the severance benefits described above are increased to 200%. A change of control means the occurrence of any of the following events:

•	Any person or group acquires 30% or more of our stock;

•	The majority of the members of our Board of Directors changes in any two-year period;

•	A merger or sale of our company to another company or any sale or disposition of 50% or more of our assets or business; or

•	A merger or consolidation where our stockholders hold 60% or less of the voting power to vote for members of the Board of Directors of the new entity.

•	Non-renewal of employment agreement by company. The NEO would be entitled to receive the same benefits as for a termination without cause as described above.

•	Voluntary. The NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated.

•	Good Reason. Termination by the executive for “good reason” is a termination due to:

•	A material reduction or, after a change of control, any reduction in the executive’s base salary or a material reduction in the executive’s opportunity to receive any annual bonus and stock option grants;

•	A material reduction in the scope, importance or prestige of the executive’s duties, responsibilities or powers at the company or the executive’s reporting relationships within the company;

•	Transferring the executive’s primary work site from the executive’s primary work site on the date the employment agreement was signed;

•	After a change of control, a change in the executive’s job title or employee benefit plans, programs and policies; or

•	A material breach or, after a change of control, any breach of the employment agreement.

In the event of one of these termination events for good reason, the NEO would be entitled to receive the same benefits as for a termination without cause as described above.

•	Non-renewal of employment agreement by the executive. The NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated.

Severance payments under the above termination scenarios for Mr. Black are summarized below:

•	Death or Disability, For Cause, Non-renewal of employment agreement by the company, Voluntary and Non-renewal of employment agreement by the executive. Mr. Black would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date his employment terminated.

•	Without cause. Mr. Black would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date his employment terminated.

•	Good Reason. In the event of a termination by Mr. Black for good reason or by the company within 180 days prior to, or 18 months following a change of control, Mr. Black would be entitled to receive, in lump sum payments:

•	An amount equal to 200% of his then-current annual base salary and most recently paid annual bonus; and

•	An amount equal to 36 times our monthly contribution on behalf of the executive under health and welfare plans in which the executive participates.

Severance payments under the above termination scenarios for Mr. Lombardo are summarized below:

•	Death or Disability, For Cause, Non-renewal of employment agreement by the company, Voluntary and Non-renewal of employment agreement by the executive. Mr. Lombardo would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date his employment terminated.

•	Without cause. Mr. Lombardo would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date his employment terminated. In the event of a termination by the company within 12 months following a change of control, Mr. Lombardo would be entitled to receive in a lump sum payment an amount equal to 100% of his then-current annual base salary.

Conditions to Receive Payment

The covenants within the employment agreements include various non-compete and non-solicitation provisions following a termination event, including the prohibition for a one-year period from:

•	Competing with us within 50 miles of a location where we conduct or are planning to conduct our business;

•	Inducing or attempting to induce any customers or potential customers from conducting business with us; or

•	Hiring or attempting to hire our employees.

In addition, the employment agreements prohibit the executive from using confidential information (meaning any secret, confidential or proprietary information possessed by the company relating to their businesses) that has not become generally available to the public.

Summary of Payments Due Under Different Termination Events

Assuming a December 31, 2009 termination event by the executive or the company, including before or after a change in control as described above, payments would be as follows:

			Health and	Excise Tax
			Welfare	Gross-Up
	Salary Due	Bonus Due	Payment	Payment	Total Due
Name/Termination Event	($)	($)	($)	($)	($)

Ms. Schaefer
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	500,000	344,756	29,883	—	874,639
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	1,000,000	689,512	29,883	1,370,008	3,089,403
Mr. Calder
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	375,000	275,805	19,147	—	669,952
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	750,000	551,610	19,147	746,358	2,067,115
Mr. Black
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	570,000	180,000	29,883	301,307	1,081,190
Mr. Lombardo
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	185,000	—	—	—	185,000
Mr. Schroeder
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	268,000	52,000	28,083	—	348,083
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	536,000	104,000	28,083	—	668,083

Stock Option Agreements

We have granted certain of the NEOs stock options pursuant to individual option agreements. Stock options are subject to vesting ratably over a three-year period from the date of grant. These stock options are, however, subject to accelerated vesting under these termination event scenarios:

•	Termination of the executive’s employment by the company without cause and

•	Termination of the executive’s employment by the executive for good reason.

The definitions of “cause” and “good reason” are the same as described in the section captioned “Employment Agreements” above.

If one of these termination events occurred, all of the NEO’s unvested stock options will be considered vested. As of December 31, 2009, all stock options held by our NEOs were fully vested; all of these options, however, had exercise prices in excess of $2.37, the closing price of our common stock on that date. As a result, assuming we experienced one of the termination event scenarios described above on December 31, 2009, none of our NEOs would realize any additional market value.

Awards Under Stock Grant Agreements, Annual Equity Grants and Multi-Year Program Equity Grants

We have granted certain of the NEOs shares of our common stock pursuant to individual grant certificates. These grants provide for an accelerated vesting of all unvested shares in the event, within 180 days prior to, or 18 months following, a change of control, of either:

•	A termination by us without cause or

•	An executive’s resignation for good reason.

Assuming we experienced either of those termination events on December 31, 2009, the market value realized on the accelerated stock grants for each of our NEOs would be as follows:

	Shares With
	Vesting	Value Realized
	Accelerated	on Vesting
Name	(#)	(1) ($)

Ms. Schaefer	4,339	10,283
Mr. Calder	1,688	4,001
Mr. Black	38,000	90,060
Mr. Lombardo	27,500	65,175
Mr. Schroeder	20,000	47,400

(1)	The value realized is based on the closing price of our common stock on NASDAQ on December 31, 2009, which was $2.37.

Also, the vesting of awards under the AEGs and MYPEGs described in the Compensation Discussion and Analysis above are affected by certain termination events as follows:

•	For shares granted under the 2009 AEG program, vesting of the shares will accelerate upon a termination of the officer by the company without cause, a termination by the officer for good reason, death or disability, or a change in control of the company. Officers will forfeit all unvested AEG awards upon termination by the company with cause or a voluntary termination by the officer without good reason.

•	For shares granted under the 2007-2009 MYPEG program, vesting of the shares will accelerate upon a termination of the officer by the company without cause, a termination by the officer for good reason, death or disability, or a change in control of the company. Awards with respect to time-based shares would at all times be deemed fully vested upon a change in control of the company. Officers will forfeit all unvested MYPEG program awards upon termination by the company with cause or a voluntary termination by the officer without good reason.

Assuming we experienced one of the termination events described above on December 31, 2009 that resulted in accelerated vesting described above for awards under the AEGs or MYPEGs, the additional market value realized on the accelerated stock grants for each of our NEOs would be as follows:

	Shares With
	Vesting	Value Realized
	Accelerated	on Vesting
Name	(#)	(1) ($)

Ms. Schaefer	522,633	1,238,640
Mr. Calder	189,344	448,745

(1)	The value realized is based on the closing price of our common stock on NASDAQ on December 31, 2009, which was $2.37.

Deferred Compensation Plan

Under the deferred compensation plan (see the Compensation Discussion and Analysis — Non-Qualified Deferred Compensation Plan above for more information on this plan), all of an NEO’s company matching and profit-sharing contributions from the company are subject to accelerated vesting upon the following termination events:

•	A change of control of the company or

•	The NEO’s death or disability.

The “change of control” provisions within the deferred compensation plan are equally applicable to all participants within the plan.

Assuming a change in control or an executive’s death or disability under the deferred compensation plan at December 31, 2009, the market value to the applicable executive would be equal to the aggregate balances as presented in the Non-Qualified Deferred Compensation table below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information about outstanding equity awards that had been granted to our NEOs at December 31, 2009.

Stock Awards
Equity
Incentive
							Equity	Plan Awards:
							Incentive	Market or
							Plan Awards;	Payout
						Market	Number of	Value of
	Option Awards				Number of	Value of	Unearned	Unearned
	Number of	Number of			Shares or	Shares or	Shares,	Shares,
	Securities	Securities			Units of	Units of	Units or	Units or
	Underlying	Underlying	Option		Stock	Stock	Other Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That Have	That Have	That Have
	Options	Options(1)	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(# Exer)	(# Unexer)	($)	Date	(1) (#)	(2) ($)	(1) (#)	(2) ($)

Ms. Schaefer	100,000	—	17.00	12/20/2014	8,449	20,024	518,523	1,228,900
Mr. Calder	100,000	—	17.00	12/20/2014	5,134	12,168	185,899	440,581
Mr. Black	1,000	—	17.00	12/20/2014	38,000	90,060	—	—
Mr. Lombardo	40,000	—	17.00	12/20/2014	27,500	65,175	—	—
Mr. Schroeder	75,000	—	17.00	12/20/2014	20,000	47,400	—	—

(1)	The following table shows the vesting dates of the outstanding Option Awards and Stock Awards that were unvested as of December 31, 2009:

	Vesting	Amounts Vesting (#)
Award Type	Date	Ms. Schaefer	Mr. Calder	Mr. Black	Mr. Lombardo	Mr. Schroeder

Stock	1/1/10	—	—	2,000	—	—
Stock	3/2/10	172,841	61,966	—	—	—
Stock	4/1/10	—	—	7,500	5,500	5,000
Stock	8/8/10	—	—	—	1,000	—
Stock	12/31/10	179,120	66,256	—	—	—
Stock	1/1/11	—	—	2,000	—	—
Stock	4/1/11	—	—	7,500	5,500	5,000
Stock	8/8/11	—	—	—	1,000	—
Stock	12/31/11	175,011	62,811	—	—	—
Stock	4/1/12	—	—	7,500	5,500	5,000
Stock	4/1/13	—	—	6,500	5,000	3,000
Stock	4/1/14	—	—	5,000	4,000	2,000

(2)	The Market Value is based on the closing price of our common stock on NASDAQ on December 31, 2009, which was $2.37.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for the NEOs on stock awards that vested during 2009 including (1) the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized. The value realized on exercise is based upon the closing market price of our common stock on the day of exercise of the shares underlying the options. The value realized on vesting is based upon the closing stock price of our common stock on the vesting date.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Ms. Schaefer	—	—	15,392	34,049
Mr. Calder	—	—	7,913	17,809
Mr. Black	—	—	4,500	9,415
Mr. Lombardo	—	—	2,500	6,875
Mr. Schroeder	—	—	3,000	7,290

PENSION BENEFITS

We do not maintain a defined benefit pension plan or supplemental pension plan for our NEOs.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings, balances and distributions for our NEOs under our nonqualified deferred compensation plan for 2009.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions	in Last FY	Withdrawals/	at Last FYE
Name	in Last FY ($)	in Last FY ($)	(1) ($)	Distributions ($)	(2) ($)

Ms. Schaefer	19,808	33,669	48,229	—	183,034
Mr. Calder	14,885	25,977	26,816	—	199,694
Mr. Black	17,181	20,058	13,765	—	58,508
Mr. Lombardo	7,385	14,138	11,524	—	81,456
Mr. Schroeder	10,720	22,612	8,923	—	101,918

(1)	The values in this column include aggregate notional earnings during 2009 of each NEO’s account in the deferred compensation plan. Aggregate notional earnings in this table are not reported in the Summary Compensation Table because they are based on market rates that are determined by reference to available benchmark investment alternatives offered under the Plan.

(2)	This column includes amounts of each NEO’s total deferred compensation plan account as of December 31, 2009. The following table reports the portion of the Aggregate Balance that was reported as base salary and bonus compensation in the Summary Compensation Tables in our prior year proxies.

Amounts that were
Reported as
Compensation in
Name	Prior Year Proxies ($)

Ms. Schaefer	67,330
Mr. Calder	256,016
Mr. Black	—
Mr. Lombardo	—
Mr. Schroeder	39,540

Narrative to the Nonqualified Deferred Compensation Table

Accounts in the deferred compensation plan are credited with notional earnings based on the market rate of return of the available benchmark investment alternatives offered under the plan. The benchmark investment alternatives are indexed to traded mutual funds or our common stock, and each NEO may elect among the investment alternatives in increments of 1% of his or her account. The executive may make daily changes in his or her investment election for future deferrals, and may make monthly transfers of balances between the available investment alternatives. In 2009, the benchmark investments and their respective notional annual rates of return in the deferred compensation plan were as follows:

2009 Annual
Benchmark Investment (Ticker Symbol)	Rate of Return (%)

Artisan International (ARTIX)	39.8
Baron Growth (BGRFX)	34.2
Columbia Small Cap Value I Z (CSCZX)	24.7
Dodge & Cox Stock Fund (DODGX)	31.3
Growth Fund of America (GFAFX)	34.6
PIMCO All Asset (PASAX)	22.2
PIMCO Total Return Fund (PTTRX)	13.8
Vanguard Mid-Cap Index (VIMSX)	40.2
Vanguard S&P 500 Index (VFINX)	26.5
Great Wolf Resorts, Inc. common stock (WOLF)	53.9

Earnings on deferred amounts solely represent appreciation (depreciation) of the market value of the available benchmark investment alternatives offered in the plan. We do not provide for a minimum return or guarantee a minimum payout amount for deferred amounts. Amounts held in the deferred compensation plan are “at risk” investments.

Executives may receive a distribution of the vested portion of their deferred compensation plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related notional earnings), upon a specified future date while still employed, as elected by the executive (an ‘‘in-service distribution”). Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as a (i) a lump sum cash payment or (ii) a series of annual cash installments payable over five years. In-service distributions may be elected by the executive as a single lump sum cash payment beginning not earlier than the third calendar year following the calendar year of the deferral. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur during the six months following termination of employment. Typically, our NEOs are key employees.

DIRECTOR COMPENSATION

The following table shows the compensation for services in fiscal 2009 for our non-employee directors. Our officers are not paid for their service as directors.

	Fees
	Earned or	Stock	Option
	Paid in	Awards	Awards	Total
Name	Cash ($)	(1)(2)(3)($)	(1)(2)(3)($)	($)

Joseph Vittoria	90,375	52,999	—	143,374
Elan Blutinger	54,750	52,999	—	107,749
Randy Churchey	15,875	102,373	—	118,248
Steven Hovde(4)	—	52,110	—	52,110
Michael Knetter(4)	19,125	7,968	—	27,093
Richard Murray(4)	—	25,500	—	25,500
Edward Rensi	56,625	52,999	—	109,624
Howard Silver	59,938	63,702	—	123,640

(1)	The value reported for Stock Awards and Option Awards for each individual is the fair value of the full grant received as of the grant date. The assumptions for making the valuation determinations are set forth in the footnote or footnote sections to our financial statements captioned “Stock Based Compensation” or “Share-Based Compensation” in our consolidated financial statements.

(2)	The following table shows the number of outstanding Stock Awards and Option Awards held by each non-employee director as of December 31, 2009:

	Stock Awards		Option Awards
	Vested	Unvested	Vested	Unvested
Name	(#)	(#)	(#)	(#)

Mr. Vittoria	26,288	23,111	7,500	—
Mr. Blutinger	19,746	23,111	12,500	—
Mr. Churchey	38,917	19,632	12,500	—
Mr. Rensi	19,574	23,111	7,500	—
Mr. Silver	24,381	23,111	12,500	—

The following table shows the vesting dates of the outstanding Stock Awards and Option Awards that were unvested as of December 31, 2009:

	Vesting
Award Type	Date	Mr. Vittoria	Mr. Blutinger	Mr. Churchey	Mr. Rensi	Mr. Silver

Stock	5/26/10	5,573	5,573	5,573	5,573	5,573
Stock	5/28/10	2,609	2,609	870	2,609	2,609
Stock	5/30/10	1,173	1,173	1,173	1,173	1,173
Stock	5/26/11	5,573	5,573	5,573	5,573	5,573
Stock	5/28/11	2,610	2,610	870	2,610	2,610
Stock	5/26/12	5,573	5,573	5,573	5,573	5,573

(3)	The following table details the grants of Stock Awards and Option Awards to directors during 2009:

						Grant Date
						Fair Value of
	Grant		Grant	Stock	Option	Stock and
Name	Type		Date	Awards (#)	Awards (#)	Option Awards ($)

Mr. Vittoria	(B	)	5/26/09	16,719	—	52,999
Mr. Blutinger	(B	)	5/26/09	16,719	—	52,999
Mr. Churchey	(A	)	1/1/09	9,588	—	14,766
	(A	)	4/1/09	6,076	—	14,765
	(B	)	5/26/09	16,719	—	52,999
	(A	)	7/1/09	9,061	—	19,844
Mr. Hovde	(A	)	1/1/09	21,713	—	33,438
	(A	)	4/1/09	7,684	—	18,672
Mr. Knetter	(A	)	4/1/09	3,279	—	7,968
Mr. Murray	(A	)	1/1/09	8,279	—	12,750
	(A	)	4/1/09	5,247	—	12,750
Mr. Rensi	(B	)	5/26/09	16,719	—	52,999
Mr. Silver	(A	)	1/1/09	6,950	—	10,703
	(B	)	5/26/09	16,719	—	52,999

Items marked (A) in the table above represent shares of our common stock that a director elected to receive in lieu of cash payment for director compensation in 2009. Items marked (B) in the table above represent the annual equity grant amount received as director compensation for 2009. For additional information on these components of director compensation, see the Narrative to the Director Compensation Table below.

The grant date fair value is the value of Stock and Option Awards granted in 2009, disregarding that we recognize the value of the awards for financial reporting purposes over the service period of the awards.

(4)	Messrs. Hovde and Murray served as members of our Board of Directors through April 2009. Mr. Knetter served as a member of our Board of Directors through May 2009.

Narrative to the Director Compensation Table

For 2009, the Compensation Committee used as a reference tool the compensation recommendations for directors that had been developed for 2007 by FPL Associates Compensation, an independent compensation consultant. For 2007, the Compensation Committee had engaged FPL to assist the Compensation Committee in determining appropriate fiscal year 2007 compensation for our directors. FPL made recommendations to the Compensation Committee of appropriate levels and components of compensation for our directors, based upon a study of a competitive peer group of 11 public companies that compete with us for talent, investment dollars and/or business. That peer group included primarily companies that are focused on operating within the public consumer/leisure sector as the foundation for our compensation practices. Those peer group companies are ones considered to appeal to family-based, consumer leisure activities, including resorts/timeshares, gaming/entertainment and amusement parks. The peer group consisted of the following companies:

Bluegreen Corporation	Red Lion Hotels Corporation
Cedar Fair	Silverleaf Resorts, Inc.
Gaylord Entertainment Company	Six Flags, Inc.
ILX Resorts Incorporated	Steiner Leisure Limited
Isle of Capri Casinos, Inc.	Vail Resorts, Inc.
Nevada Gold & Casinos, Inc.

Utilizing this process and benchmarking data supplied by FPL, and after considering increases made subsequent to 2007 for certain fees, the Compensation Committee approved director compensation for 2009 as follows:

•	Each of our non-employee directors received an annual retainer fee of $47,250 for services as a director. Also, our chairman received an additional annual fee of $25,000.

•	The chair of the audit committee received an additional annual fee of $17,500, and the chair of each other committee received an additional annual fee of $7,500.

•	Each member of the audit committee other than the chair received an additional annual fee of $12,500, and each member of each other committee other than the chairs received an additional annual fee of $3,750.

•	Directors who are employees of our company or our subsidiaries did not receive compensation for their services as directors.

•	Each independent director who is initially elected to our Board of Directors received 2,500 nonvested shares of our common stock. The shares granted to new independent directors vest in thirds over a three-year period, beginning on the first anniversary of the date of the grant of the shares, subject to accelerated vesting only upon a change of control or if the director is removed from or is not nominated to stand for reelection to the Board of Directors.

•	Independent directors received an equity amount of $53,000 in shares of our restricted common stock on May 26, 2009, the date of our 2009 annual meeting of our stockholders. These shares granted to independent directors vest in thirds over a three-year period, beginning on the first anniversary of the date of the grant of the shares, subject to accelerated vesting only upon a change of control or if the director is removed from or is not nominated to stand for reelection to the Board of Directors.

Also, as an incentive to increase our directors’ ownership of our common stock, in 2009 we offered our directors the opportunity to take some or all of the cash portion of their director compensation in shares of our common stock in lieu of cash. Shares issued under this shares-in-lieu-of-cash option are 100% vested when issued. If a director elected to receive shares of our common stock in lieu of cash, he or she received shares having a market value equal to 125% of the cash they would have otherwise received. For example, if a director’s cash compensation amount would have been $10,000 and they elected this shares-in-lieu-of-cash option for the entire amount of their cash compensation, he or she would receive $12,500 of shares.

We reimburse directors for travel expenses to our board meetings and other out-of-pocket expenses they incur when attending meetings or conducting their duties as directors of our company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON
COMPENSATION DECISIONS

In 2009 the Compensation Committee was comprised of Messrs. Rensi, Silver and Vittoria (also, Mr. Murray served as a member of the Compensation Committee through April 2009). No member of the Compensation Committee was at any time during fiscal 2009 or at any other time an officer or employee of the company, while serving on the committee. No member had any relationship with the company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions.” In addition, no executive officer of the company has served on the Board of Directors or Compensation Committee of another entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2009.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee’s primary function is to assist the Board of Directors in fulfilling certain of the Board’s oversight responsibilities to our stockholders by reviewing the financial reports and other financial information provided by our company to any governmental body (including the SEC) or the public; our company’s internal control systems regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established; and our company’s auditing, accounting and financial reporting processes in general. Our Audit Committee is entirely composed of directors who meet the SEC’s and NASDAQ’s independence and experience requirements for audit committee membership.

We have met with our independent auditors and management to discuss the respective duties and responsibilities set forth under our Audit Committee’s charter.

Management is primarily responsible for the financial statements and the reporting process, including our company’s system of internal control over financial reporting. The company’s independent auditors are responsible for performing an independent audit of our financial statements in conformity with generally accepted accounting principles and are ultimately accountable to our committee and to the Board of Directors.

Our Audit Committee has reviewed the audited financial statements in our company’s Annual Report on Form 10-K for 2009 with management, including discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of financial statement disclosures, and we have reviewed and discussed these financial statements with the independent auditors.

We have also reviewed with the independent auditors their judgments as to the quality of our company’s accounting principles and such other matters as are required to be discussed with our committee under generally accepted auditing standards. In addition, our committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our committee has also received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with the independent auditors all significant relationships they have with our company to ensure their independence from our company.

We relied on the reviews and discussions referred to above. Based on this reliance, we have recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

Our Audit Committee:

Howard Silver (Chairman)
Randy Churchey
Joseph Vittoria

April 29, 2010

The Compensation Committee and Audit Committee reports included in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton, LLP served as our registered independent public accountants and auditors in 2009 and will continue to serve as our auditors for our fiscal year ending December 31, 2010, unless this is changed by action of our Audit Committee.

Fees

During the years ended 2009 and 2008, we retained Grant Thornton to provide services in the following categories and amounts:

	Fees Billed
Grant Thornton	2009		2008

Audit fees	$409,071	(1)	$317,017	(1)
Audit-related fees	$3,350	(2)	$—
Tax fees	$—		$—
All other fees	$52,500	(3)	$—
Total Fees	$464,921		$317,017

(1)	Amount consists of (a) $346,071 and $257,017 for the audit of our financial statements for the year ended December 31, 2009 and 2008, respectively and (b) $63,000 and $60,000 for quarterly reviews of our financial statements for the year ended December 31, 2009 and 2008, respectively.

(2)	Amount relates to supplemental schedules and review of our proxy for the year ended December 31, 2008.

(3)	Amount relates to review of 8-Ks, actual and proposed SEC filings and SEC comment letters.

Our Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditors. Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by our Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by our Audit Committee.

Our Audit Committee’s pre-approval procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. For pre-approval, our Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence. Our Audit Committee may delegate pre-approval authority to the chairman of our Audit Committee.

Our Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent auditors and to determine whether these services are in compliance with the pre-approval policy.

OTHER MATTERS

Annual Report on Form 10-K

The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2009. Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders who hold their shares through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s 2009 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2009 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by writing or calling Great Wolf Resorts, Inc., Attention: Investor Relations, 122 West Washington Avenue, Madison, Wisconsin 53703, telephone (608) 661-4700.

Our Board of Directors currently does not intend to bring before our annual meeting any matter other than the election of directors and the ratification of the appointment of our auditors, as specified in the notice to stockholders, and our Board of Directors has no knowledge of any other matters to be brought before our annual meeting. If any other matters requiring a vote of our stockholders are properly brought before our annual meeting, the enclosed proxies will be voted on such matters in accordance with the judgment of the persons named as proxies in those proxies, or their substitutes, present and acting at the meeting.

We will provide to each record holder or beneficial owner of our common stock entitled to vote at our annual meeting, on written request to J. Michael Schroeder, our General Counsel and Corporate Secretary, at 122 West Washington Avenue, Madison, Wisconsin 53703, telephone (608) 661-4700, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and financial statement schedules filed with the SEC.

Copies of our Securities Exchange Act reports and filings are available by hyperlink on our Web site, at greatwolf.com. Paper copies of such reports and filings are also available, free of charge, upon request to our Secretary at our address provided in the preceding paragraph.

Stockholder Proposals for Our 2011 Proxy Materials or Annual Meeting

To be considered timely for inclusion in next year’s proxy statement, stockholder proposals must be received at our executive offices no later than the close of business on February 8, 2011. Proposals should be addressed c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, Wisconsin 53703 Attn: General Counsel. We will determine whether we will oppose inclusion of any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitation of proxies and other relevant regulations of the SEC. We will not consider proposals received after February 8, 2011 for inclusion in our proxy materials.

For any proposal that is not intended to be included in our proxy materials, but is instead sought to be presented directly at our 2011 Annual Meeting, our Amended and Restated Bylaws require that such proposal be received at our executive offices located at the address listed above no later than the close of business on February 8, 2011.

In order for a stockholder to nominate a candidate for Director, timely notice of the nomination must be received by the company in advance of the meeting. Ordinarily, such notice must be received not less than 120 days before the first anniversary of the date of the company’s the last annual meeting (that is, February 8, 2011 for the 2011 annual meeting of stockholders).

BY ORDER OF THE BOARD OF DIRECTORS:

J. MICHAEL SCHROEDER, Secretary

April 29, 2010

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
		GREAT WOLF RESORTS, INC.			For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS JUNE 8, 2010		1.	Election of Directors Nominees:		☐	☐	☐

			Elan J. Blutinger	Randy L. Churchey		Edward H. Rensi
     The shareholder of record hereby appoints J. Michael Schroeder and James A. Calder and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Great Wolf Resorts, Inc. (the “Company”), to be held at the Hilton Chicago O’Hare, 10000 W. O’Hare, Chicago, IL 60666 on Tuesday, June 8, 2010 at 10:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.
			Kimberly K. Schaefer	Howard A. Silver		Joseph V. Vittoria
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

					For	Against	Abstain
		2.	Ratification of Grant Thornton LLP as the company’s independent auditors for the fiscal year ending December 31, 2010.		☐	☐	☐

The Board of Directors recommends a vote FOR the ratification.

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This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.
Any such matters as may properly come before the meeting, or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Please be sure to date and sign this Proxy card in the box below.	Date	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND → ☐ THE MEETING.

Sign above	Co-holder (if any) sign above

é	Detach above card, sign, date and mail in postage paid envelope provided. GREAT WOLF RESORTS, INC.	é

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
     Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/6676
6676

REVOCABLE PROXY
GREAT WOLF RESORTS, INC.,
ANNUAL MEETING OF SHAREHOLDERS
June 8, 2010 10:00 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The shareholder of record hereby appoints J. Michael Schroeder and James A. Calder and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Great Wolf Resorts, Inc. (the “Company”), to be held at the Hilton Chicago O’Hare, 10000 W. O’Hare, Chicago, IL 60666 on Tuesday, June 8, 2010 at 10:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.
          This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE
ê		ê

GREAT WOLF RESORTS, INC. — ANNUAL MEETING, JUNE 8, 2010
YOUR VOTE IS IMPORTANT!
Proxy Materials are available on-line at:
http://www.cfpproxy.com/6676
You can vote in one of three ways:
1.	Call toll free 1-888-216-1316 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/wolf and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS
6676

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY GREAT WOLF RESORTS, INC.
Annual Meeting of Shareholders
JUNE 8, 2010

			Withhold	For All
		For	All	Except
1.	Election of Directors	☐	☐	☐

Nominees:

(01) Elan J. Blutinger	(02) Randy L. Churchey	(03) Edward H. Rensi
(04) Kimberly K. Schaefer	(05) Howard A. Silver	(06) Joseph V. Vittoria
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

The Board of Directors recommends a vote FOR all the nominees listed.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

		For	Against	Abstain
2.	Ratification of Grant Thornton LLP as the company’s independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐
The Board of Directors recommends a vote FOR the ratification.
     Any such matters as may properly come before the meeting, or any adjournments thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Mark here if you plan to attend the meeting	☐
Mark here for address change and note change	☐

Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.
If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
é                                                               é
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., June 8, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 a.m., June 8, 2010.
1-888-216-1316

Vote by Internet
anytime prior to
3 a.m., June 8, 2010 go to
https://www.proxyvotenow.com/wolf

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS:
http://www.cfpproxy.com/6676

Your vote is important!